Registration No. 333-1426
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                  FORM S-4
                           REGISTRATION STATEMENT
                                    Under
                         THE SECURITIES ACT OF 1933

                   CONSOLIDATED DELIVERY & LOGISTICS, INC.
             (Exact name of registrant as specified in its charter)

 Delaware                                  4215                    22-3350958
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. employer
 incorporation or organization)   Classification Code Number)    identification
                                                                     number)

                               380 Allwood Road
                           Clifton, New Jersey 07012
                                 (973) 471-1005
                (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)


                             Albert W. Van Ness, Jr.
                 Chairman of the Board and Chief Executive Officer
                       Consolidated Delivery & Logistics, Inc.
                                380 Allwood Road
                            Clifton, New Jersey 07012
                                 (973) 471-1005
                   (Name    and  address,  including  ZIP Code,
                         and  telephone  number,   including
                          area code, of agent for service)

                                   Copy to:
                            Alan Wovsaniker, Esq.
                            Lowenstein Sandler PC
                            65 Livingston Avenue
                         Roseland, New Jersey 07068
                                (973) 597-2500

         Approximate date of commencement of proposed sale to the public: From time to time after the Post-Effective Amendment to the Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                       Calculation of Registration Fee
---------------------------- -------------------------- ---------------------------- -------------------------- --------------------
                                                               Proposed                      Proposed                  Amount of
Title of Securities               Amount to be          Maximum Offering                 Maximum Aggregate          Registration
to be Registered                   Registered              Price per Share (1)          Offering Price (1)               Fee

_--------------------------- -------------------------- ---------------------------- -------------------------- --------------------
Common Stock, par value
$.001 per share                  5,000,000 shares                 $11.44                    $57,200,000                  $19,725(2)
---------------------------- -------------------------- ---------------------------- -------------------------- --------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the average of the high and low sale prices for a share of Common Stock on the NASDAQ Stock Market's National Market on February 9, 1996.
(2) Previously paid with the initial filing of the Registration Statement.

         The Registrant hereby amends this Post-Effective Amendment No. 1 to its Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that such Post-Effective Amendment No. 1 to its Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until such Post-Effective Amendment No. 1 to the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


===============================================================================

                   SUBJECT TO COMPLETION, DATED August 6, 1998

                                 5,000,000 Shares

                      CONSOLIDATED DELIVERY & LOGISTICS, INC.

                                   Common Stock
                              --------------------

         This Prospectus covers shares of Common Stock, par value $.001 per share (the "Common Stock"), of Consolidated Delivery & Logistics, Inc. (the "Company") which the Company may issue from time to time in connection with its direct or indirect acquisition of securities and assets of other businesses. The Company expects that the terms upon which it may issue the shares of Common Stock covered hereby will be determined through negotiations with the shareholders or principal owners of the businesses whose securities or assets are acquired. It is expected that the shares of Common Stock covered hereby that are issued in connection with such acquisitions will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated. As of the date of this Prospectus, the Company had issued 50,312 shares of Common Stock under the Registration Statement of which this Prospectus is a part in connection with acquisitions.

         The Common Stock is quoted on the Nasdaq National Market under the symbol "CDLI." The last reported sale price of the Common Stock on the Nasdaq National Market on July 31, 1998 was $5.00 per share.

         All expenses of this offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of the shares of Common Stock covered hereby, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act of 1933, as amended.

         See "Risk Factors" beginning on page 5 for a discussion of certain risk factors that should be considered by prospective purchasers of the Common Stock offered hereby.

                              --------------------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
             SION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------

                 The date of this Prospectus is ________, 1998.

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the share and per share data in this Prospectus do not include shares of Common Stock issuable upon (i) the conversion of the
Company's 8% Subordinated Convertible Debentures and 10% Subordinated Convertible Debentures (collectively, the "Debentures") and (ii) the exercise of options issued under the Company's Employee Stock Compensation Program (the "Employee Stock Compensation Program") and the Company's 1995 Stock Option Plan for Independent Directors (the "Director Plan" and, collectively with the Employee Stock Compensation Program, the "Stock Option Plans"). Investors should carefully consider the information set forth under the heading "Risk Factors."
                                   The Company

         Consolidated Delivery & Logistics, Inc. (the "Company") was founded in June 1994 to create a national, full service, same-day ground and air delivery and logistics company. In November 1995 the Company consummated the acquisition (the "Combination") of eleven established businesses providing same-day delivery services (collectively, the "Founding Companies") concurrently with the closing of its initial public offering (the "Offering"). The Company provides an extensive network of same-day delivery services to a wide range of commercial, industrial and retail customers. The Company's ground delivery operations currently are concentrated on the East Coast, with a strategic presence in the Midwest and on the West Coast. The Company's air delivery services are provided throughout the United States and to major cities around the world.

         The Company's same-day delivery services are generally divided between rush and scheduled delivery. Rush delivery typically consists of delivering time-sensitive packages, such as critical machine parts or emergency medical devices. Scheduled delivery services, provided on a recurring and often daily basis, include deliveries from pharmaceutical suppliers to pharmacies, from manufacturers to retailers, and the interbranch distribution of financial documents.

         The Company offers its customers a single source for their same-day delivery needs. The Company's strategy is to achieve increased operating efficiencies by consolidating operations, increasing the density of its delivery routes and improving the productivity of existing personnel, equipment and facilities. During 1997, the Company curtailed its acquisition activities to focus on internal growth, strengthen its management structure and to improve financial and operational systems. In connection therewith, and in accordance with the Company's previously announced plans, the Company disposed of its contract logistics subsidiary and its fulfillment and direct mail operation. In 1998, the Company intends to seek suitable acquisition candidates where the Company can improve its existing market position or can establish a stronger market presence.

         In connection with the disposal of the Company's fulfillment and direct mail business, the revenue, cost and expenses, assets and liabilities and cash flows have been reclassified as discontinued operations in the accompanying consolidated financial statements. For the year ended December 31, 1997, the Company had consolidated revenues, income from continuing operations and net income of $171.5 million, $1.7 million and $459,000, respectively.

         The Company believes that the same-day delivery industry, which is currently serviced by a fragmented system of approximately 10,000 companies, is undergoing substantial growth and consolidation. The Company believes that several factors, including the following, are driving the growth and consolidation of the industry: (i) the trend toward outsourcing non-core activities, (ii) the shift to single-source providers of regional same-day delivery services to increase efficiencies and improve service, (iii) increased customer demand for customized billing, enhanced tracking, storage, inventory management and just-in time delivery capabilities and (iv) the significant growth of catalog and at-home shopping and in-home medical care. The Company believes that large providers of comprehensive delivery services are well positioned to benefit from these trends.

         The Company is a Delaware corporation; its executive offices are located at 380 Allwood Road, Clifton, New Jersey 07012 and is telephone number is (973) 471-1005.


                             Summary Financial Data
                    (In thousands, except per share amounts)
Statement of Operations Data:
                 Combined Founding Companies (4)
               ------------------------------------
                                                    Consolidated
                                                      Delivery &
                                                      Logistics,                                             Consolidated Delivery
                                                       Inc. and                    Consolidated Delivery &   & Logistics, Inc. and
                                                     Subsidiaries  Pro Forma For     Logistics, Inc. and          Subsidiaries
                 For The Years Ended   For The Nine  For The Year    The Period         Subsidiaries          For The Three Months
                    December 31,       Months Ended      Ended         Ended         For The Years Ended              Ended
                ---------------------  September 30, December 31,  December 31,    December 31,  December 31,  March 31,   March 31,
                   1993       1994         1995         1995 (3)     1995 (1)(2)      1996          1997        1997 (7)   1998 (7)
                ----------- ---------- -------------- -------------  ------------- ------------ ------------------------------------

                                                                                                                   (Unaudited)
Revenue         $121,752    $136,555      $109,168       $37,322       $146,490      $163,090      $171,502     $40,409    $42,686
Gross
 profit           37,715      41,925        32,827        11,286         44,113        40,559        40,925       9,341      9,408
Operating
 income (loss)     1,300       2,107         3,971           578          4,549        (1,468)        2,702        (371)       585
Income (loss)
 from
 continuing
 operations(5)       722         867         2,112           (26)         2,086          (854)        1,657         177        241
Net income
 (loss)             $722        $721        $2,182         ($195)        $1,987         ($683)         $459        $111       $241
Basic:(6)
Income (loss)
 per share
 from
 continuing
 operations                                                ($.02)          $.32         ($.13)         $.25        $.03       $.04
Net income
 (loss) per
 share                                                     ($.10)          $.30         ($.10)         $.07        $.02       $.04
                                                      =============  ============= ============ ============= ============ ========

Diluted:(6)
Income (loss)
 per share
 from
 continuing
 operations                                                ($.02)          $.31         ($.13)         $.25        $.03       $.04

Net income
(loss) per
 share                                                     ($.10)          $.29         ($.10)         $.07        $.02       $.04
                                                     =============  ============= ============ ============== ============= =======

Balance Sheet Data:                                                         Consolidated Delivery & Logistics, Inc.
                                 Combined Founding Companies                           and Subsidiaries
                                        December 31,                           December 31,                       March 31,
                               --------------------------------- -------------------------------------------- -------------------
                                   1993              1994             1995            1996          1997           1998 (7)
                               --------------    --------------   --------------  -------------  ------------ -------------------
                                                                                                                 (Unaudited)
Working capital                    $3,211            $3,668          $7,948          $5,472         $2,519          $2,835
Equipment and leasehold
   improvements, net                3,651             3,023           3,582           3,857          5,667          6,144
Total assets                       23,045            23,642          31,856          35,001         36,159          32,304
Long-term debt, net of
current maturities                  3,680             1,164           3,027           3,415          2,240          2,511
Stockholders' equity.......         5,212             5,568           8,311           8,730          8,614          8,855

(1) Reflects the results of operations of the Combined Founding Companies for the period from January 1 to September 30, 1995 and the results of operations of Consolidated Delivery & Logistics, Inc. and Subsidiaries for the year ended December 31, 1995.
(2) The computation of pro forma basic earnings per share for the year ended December 31, 1995 is based upon (i) 493,869 shares of Common Stock issued prior to the mergers with the Founding Companies (ii) 2,935,700 shares issued to the stockholders of the Founding Companies in connection with such  mergers  and  (iii)  3,200,000  shares  sold  in  the  Offering.  The computation of pro forma diluted earnings per share for the year ended December 31, 1995 is based upon the preceding shares and the dilution attributable to the Debentures which were convertible into 180,995 shares of Common Stock. The conversion of the stock options outstanding at December 31, 1995 is not included in the computation as the effect would be antidilutive.
(3) The Company selected October 1, 1995 as the effective date of the mergers with the Founding Companies. The assets and liabilities of the Founding Companies at September 30, 1995 were recorded by Consolidated Delivery & Logistics, Inc. at their historical amounts. The statement of operations includes the results of operations of the Founding Companies from October 1, 1995 through December 31, 1995. The results of operations for Consolidated Delivery & Logistics, Inc. prior to the mergers are not significant.
(4)  Pro Forma income tax  provisions  have been  provided  for certain
     Founding Companies.
(5) During 1997, the Company disposed of its fulfillment and direct mail operation. Accordingly, the operating results and gain on disposition of the fulfillment and direct mail business have been reclassified as discontinued operations for the periods presented.
(6) In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standard No. 128 ("SFAS 128") which requires the presentation of both basic and diluted earnings per share. For the periods presented, basic and diluted earnings per share have been restated in accordance with the provisions of SFAS 128.
(7)  The consolidated  statements of operations for the three months ended
     March 31, 1997 and 1998 and the consolidated balance sheet as of March 31, 1998 are unaudited.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors as well as the other information presented in this Prospectus before purchasing the shares of Common Stock offered hereby.

Limited Combined Operating History

         The Company was founded in June 1994 and conducted no operations prior to consummating the acquisition of 11 same-day courier companies in November 1995. Since that time, the Company has acquired several additional businesses. The businesses acquired by the Company since its formation have all operated as separate independent entities prior to their acquisition by the Company. The process of integrating acquired businesses often involves unforeseen difficulties and may require a significant amount of the Company's financial and other resources, including management time. The Company may experience delays, complications and unanticipated expenses in implementing, integrating and operating the acquired businesses, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

Management of Growth

         The Company expects to expend significant time and effort in expanding its existing businesses and identifying, acquiring and integrating acquisitions. There can be no assurance that the Company's management and financial reporting systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate additional management and employees. There can be no assurance that such additional management and employees will be identified and retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified personnel, the Company's business, financial condition and results of operations could be materially adversely effected.

Risks Relating to the Company's Acquisition Strategy

         In 1997 the Company curtailed its acquisition activity, however, one of the Company's growth strategies for 1998 is to increase its revenues and profitability and expand the markets it serves through the acquisition of additional same-day air and ground delivery businesses. Several large, national publicly traded companies have begun to consolidate the delivery industry. There can be no assurance that the Company will be able to compete effectively for acquisition candidates on terms deemed acceptable to the Company. There also can be no assurance that the Company will be able to successfully convert the systems of these businesses to the Company's existing systems and integrate such businesses into the Company without substantial costs, delays or other operational or financial problems. Acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results and the timing of those results, diversion of management's attention, dependence on retention, hiring and training of key personnel, risks associated with unanticipated problems or legal liabilities, and the realization of intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations, particularly in the fiscal quarters immediately following the consummation of such transactions. To the extent that the Company is unable to acquire additional same-day delivery companies or integrate such businesses successfully, the Company's ability to expand its operations and increase its revenues and earnings to the degree desired could be reduced significantly.



         The Company currently intends to finance future acquisitions by using a combination of shares of its Common Stock, notes and cash. In the event that the Common Stock of the Company does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept the Company's Common Stock as part of or all of the consideration to be paid for their business, the Company may be required to utilize its cash resources, if available, to maintain its acquisition program. If the Company has insufficient cash resources to pursue acquisitions, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing can be obtained on terms the Company deems acceptable. The inability to obtain such financing could negatively impact the Company's acquisition program and could have a resulting material adverse effect on the Company's business, financial condition and results of operations. The terms of the Company's existing Revolving Credit Facility restrict the Company's ability to make acquisitions.

Risks Associated With the Same-Day Delivery Industry; General Economic
                           Conditions

         The Company's revenues and earnings are especially sensitive to events that affect the delivery services industry, including extreme weather conditions, economic factors affecting the Company's significant customers, increases in fuel prices and shortages of or disputes with labor, any of which could result in the Company's inability to service its clients effectively. In addition, demand for the Company's services may be negatively impacted by downturns in the level of general economic activity and employment. The development and increased popularity of facsimile machines and electronic mail via the Internet has reduced the demand for certain types of delivery services, including those offered by the Company. As a result, same-day delivery companies, including the Company, have changed focus to those delivery services involving items that are unable to be delivered via alternative methods. There can be no assurance that similar industry-wide developments will not have a material adverse effect on the Company's business, financial condition or results of operations.

Dependence on Technology

         The Company's business is dependent upon a number of different information and telecommunication technologies. Any impairment of the Company's ability to process transactions on an accurate and timely basis could result in the loss of customers and diminish the reputation of the Company. The Company intends to integrate its subsidiaries' separate operating systems to an integrated Company-wide system. There can be no assurance that the contemplated integration and conversion of these systems will be successful or completed on a timely basis or without unexpected costs. Any of the foregoing could have a material adverse effect on the Company's business, financial condition and results of operations.

Independent Contractors and Employee Owner/Operators

         From time to time, federal and state authorities have sought to assert that independent contractors in the transportation industry, including those utilized by the Company, are employees, rather than independent contractors. Similar assertions have been made against a subsidiary of the Company. The Company believes that the independent contractors utilized by the Company are not employees under existing interpretations of federal and state laws. However, there can be no assurance that federal and state authorities will not challenge this position, or that other laws or regulations, including tax laws, or interpretations thereof, will not change. If, as a result of any of the foregoing, the Company were required to pay for and administer added benefits to independent contractors the Company's operating costs could substantially increase.

         In addition, certain of the Company's employees own and operate their own vehicles in the course of their employment. In certain cases, the Company pays those employees for all or a portion of the costs of operating those vehicles. The Company believes that these arrangements do not represent additional compensation to those employees. However, there can be no assurance that federal and state taxing authorities will not seek to recharacterize some or all of such payments as additional compensation. If such amounts were recharacterized, the Company could have to pay additional employment-related taxes on such amounts.

Claims Exposure

         The Company utilizes the services of approximately 2,000 drivers. From time to time such drivers are involved in accidents. The Company currently carries liability insurance of $1 million for each such accident (subject to applicable deductibles), carries umbrella coverage up to $25 million in the aggregate and requires its independent contractors to maintain liability insurance of at least the minimum amounts required by state and federal law. However, there can be no assurance that claims against the Company will not exceed the amount of coverage. If the Company were to experience a material increase in the frequency or severity of accidents, liability claims or workers' compensation claims, or unfavorable resolutions of claims, the Company's operating results could be materially affected. In addition, significant increases in insurance costs could reduce the Company's profitability.

Competition

         The markets for the Company's same-day ground air delivery and logistics services are highly competitive. Price competition is often intense, particularly in the market for basic delivery services where entry barriers are low. In addition the Company competes with a large number of other entities and while the Company believes that it competes effectively with these other entities, there can be no assurances that the Company will maintain its competitive position in its principal markets.

Shares Eligible for Future Sale

         The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market. As of June 30, 1998, 6,637,517 shares of Common Stock were issued and outstanding, 3,250,312 of which were registered and eligible for resale by the holders thereof. The remaining shares may only be sold in transactions registered under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an exemption from registration, including the exemption contained in Rule 144 under the Securities Act.

         As of June 30, 1998, the Company had outstanding under its stock option plans options to purchase an aggregate of 1,022,192 shares of Common Stock, 722,824 of which were exercisable as of that date. The shares of Common Stock issuable upon the exercise of such options have been registered under the Securities Act and, as a result, will be eligible for resale in the public market, unless held by affiliates of the Company.

Reliance on Key Personnel

         The Company's operations are dependent on the continued efforts of its senior management. Furthermore, the Company will likely be dependent on the senior management of companies that may be acquired in the future. If any of these people elect not to continue in their present roles, or if the Company is unable to attract and retain other skilled employees, the Company's business could be adversely affected.

Permits and Licensing

         The Company's delivery operations are subject to various state, local and federal regulations that in many instances require permits and licenses. Failure by the Company to maintain required permits or licenses, or to comply with applicable regulations, could result in substantial fines or possible revocation of the Company's authority to conduct certain of its operations.


No Future Dividends

         The Company does not anticipate paying any cash dividends on shares of the Common Stock in the foreseeable future and intends to retain future earnings, if any, for use in its business. In addition, the Company's ability to pay cash dividends on the Common Stock is limited by the terms of its Revolving Credit Facility.

Effect of Certain Charter Provisions

         The Board of Directors of the Company is empowered to issue preferred stock without stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise and may adversely affect the prevailing market price of the Common Stock. The Company currently has no plans to issue shares of preferred stock. In addition,
Section 203 of the Delaware General Corporation Law restricts certain persons from engaging in business combinations with the Company.

         At the Company's 1998 Annual Meeting of Stockholders held in June 1998, the stockholders approved a proposal to ratify an amendment to the Company's By-laws and created staggered terms for the Board of Directors. Pursuant to the by-laws amendment, only one-third of the Board will be subject to election at each annual meeting of the stockholders.

                           PRICE RANGE OF COMMON STOCK

         The Common Stock is included for quotation on the Nasdaq National Market under the symbol "CDLI." The following table sets forth the high and low sales prices for the Common Stock for the periods indicated.

        1996                    Low                               High

First Quarter               $  5.75                           $  12.25
Second Quarter                 4.75                               9.25
Third Quarter                  4.25                               6.63
Fourth Quarter                 4.00                               5.88

        1997                    Low                               High

First Quarter               $  1.88                            $  5.00
Second Quarter                 1.63                               4.00
Third Quater                   2.13                               3.63
Fourth Quarter                 2.19                               4.00

        1998                    Low                               High

First Quarter               $  2.38                             $ 5.50
Second Quarter                 4.13                               5.69


         On July 31, 1998, the last reported sale price of the Common Stock was $5.00 per share. As of July 31, 1998, there were approximately 156 shareholders of record of Common Stock.

                                 DIVIDEND POLICY

         The Company has not declared or paid any dividends on its Common Stock. The Company currently intends to retain earnings to support its growth strategy and does not anticipate paying dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion. The Company's ability to pay cash dividends on the Common Stock is also limited by the terms of its Revolving Credit Facility. See "Risk Factors - No Future Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

                           SELECTED FINANCIAL DATA (1)
                    (In thousands, except per share amounts)

         Consolidated Delivery & Logistics, Inc. ("CD&L") was founded in June 1994. In November 1995, simultaneously with the closing of CD&L's initial public offering (the "Offering") separate wholly-owned subsidiaries of CD&L merged (the "Merger") with each of the eleven acquired businesses (the "Founding Companies"). Consideration for the acquisition of these businesses consisted of a combination of cash and common stock of CD&L, par value $0.001 per share. The assets and liabilities of the acquired businesses at September 30, 1995, were recorded by CD&L at their historical amounts.

         The statement of operations data shown below for the years ended December 31, 1993, 1994 and for the nine month period ended September 30, 1995 and the balance sheet data as of December 31, 1993 and 1994 are that of the Combined Founding Companies prior to the Merger (the "Combined Founding Companies") on a historical basis. During the periods presented, the Combined Founding Companies were not under common control or management and some were not taxable entities. Therefore the data presented may not be comparable to or indicative of post-Merger results to be achieved by the Company after the Mergers.

         The selected financial data with respect to Consolidated Delivery & Logistics, Inc.'s consolidated statement of operations for the years ended December 31, 1995, 1996 and 1997 and with respect to Consolidated Delivery & Logistics, Inc.'s consolidated balance sheet as of December 31, 1996 and 1997 have been derived from Consolidated Delivery & Logistics, Inc.'s consolidated financial statements that appear elsewhere herein. The selected financial data with respect to Consolidated Delivery & Logistics, Inc.'s condensed consolidated statement of operations for the three months ended March 31, 1997 and 1998 and with respect to Consolidated Delivery & Logistics, Inc.'s condensed consolidated balance sheets as of March 31, 1998 have been derived from Consolidated Delivery & Logistics, Inc.'s unaudited condensed consolidated financial statements that appear elsewhere herein, which, in the opinion of management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the three-month period ended March 31, 1988 are not necessarily indicative of the results to be expected for the entire year. The financial data provided below should be read in conjunction with these accompanying financial statements and notes thereto as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                             Selected Financial Data
                    (In thousands, except per share amounts)
Statement of Operations Data:
                 Combined Founding Companies (4)
               ------------------------------------
                                                    Consolidated
                                                      Delivery &
                                                      Logistics,                                             Consolidated Delivery
                                                       Inc. and                    Consolidated Delivery &   & Logistics, Inc. and
                                                     Subsidiaries  Pro Forma For     Logistics, Inc. and          Subsidiaries
                 For The Years Ended   For The Nine  For The Year    The Period         Subsidiaries          For The Three Months
                    December 31,       Months Ended      Ended         Ended         For The Years Ended              Ended
                ---------------------  September 30, December 31,  December 31,    December 31,  December 31,  March 31,   March 31,
                   1993       1994         1995         1995 (3)     1995 (1)(2)      1996          1997        1997 (7)   1998 (7)
                ----------- ---------- -------------- -------------  ------------- ------------ ------------------------------------

                                                                                                                   (Unaudited)
Revenue         $121,752    $136,555      $109,168       $37,322       $146,490      $163,090      $171,502     $40,409    $42,686
Gross
 profit           37,715      41,925        32,827        11,286         44,113        40,559        40,925       9,341      9,408
Operating
 income (loss)     1,300       2,107         3,971           578          4,549        (1,468)        2,702        (371)       585
Income (loss)
 from
 continuing
 operations(5)       722         867         2,112           (26)         2,086          (854)        1,657         177        241
Net income
 (loss)             $722        $721        $2,182         ($195)        $1,987         ($683)         $459        $111       $241
Basic:(6)
Income (loss)
 per share
 from
 continuing
 operations                                                ($.02)          $.32         ($.13)         $.25        $.03       $.04
Net income
 (loss) per
 share                                                     ($.10)          $.30         ($.10)         $.07        $.02       $.04
                                                      =============  ============= ============ ============= ============ ========

Diluted:(6)
Income (loss)
 per share
 from
 continuing
 operations                                                ($.02)          $.31         ($.13)         $.25        $.03       $.04

Net income
(loss) per
 share                                                     ($.10)          $.29         ($.10)         $.07        $.02       $.04
                                                     =============  ============= ============ ============== ============= =======

Balance Sheet Data:                                                         Consolidated Delivery & Logistics, Inc.
                                 Combined Founding Companies                           and Subsidiaries
                                        December 31,                           December 31,                       March 31,
                               --------------------------------- -------------------------------------------- -------------------
                                   1993              1994             1995            1996          1997           1998 (7)
                               --------------    --------------   --------------  -------------  ------------ -------------------
                                                                                                                 (Unaudited)
Working capital                    $3,211            $3,668          $7,948          $5,472         $2,519          $2,835
Equipment and leasehold
   improvements, net                3,651             3,023           3,582           3,857          5,667          6,144
Total assets                       23,045            23,642          31,856          35,001         36,159          32,304
Long-term debt, net of
current maturities                  3,680             1,164           3,027           3,415          2,240          2,511
Stockholders' equity.......         5,212             5,568           8,311           8,730          8,614          8,855


(1) Reflects the results of operations of the Combined Founding Companies for the period from January 1 to September 30, 1995 and the results of operations of Consolidated Delivery & Logistics, Inc. and Subsidiaries for the year ended December 31, 1995.
(2) The computation of pro forma basic earnings per share for the year ended December 31, 1995 is based upon (i) 493,869 shares of Common Stock issued prior to the Mergers, (ii) 2,935,700 shares issued to the stockholders of the Founding Companies in connection with the Mergers and (iii) 3,200,000 shares sold in the Offering. The computation of pro forma diluted earnings per share for the year ended December 31, 1995 is based upon the preceding shares and the dilution attributable to the debentures which were convertible into 180,995 shares of Common Stock. The conversion of the stock options outstanding at December 31, 1995 is not included in the computation as the effect would be antidilutive.
(3) The Company selected October 1, 1995 as the effective date of the Merger. The assets and liabilities of the Founding Companies at September 30, 1995 were recorded by CD&L at their historical amounts. The statement of operations includes the results of operations of the Founding Companies from October 1, 1995 through December 31, 1995. The results of operations for Consolidated Delivery & Logistics, Inc. prior to the Mergers are not significant.
(4)  Pro Forma income tax  provisions  have been  provided  for certain
     Founding Companies.
(5) During 1997, the Company disposed of its fulfillment and direct mail operation. Accordingly, the operating results and gain on disposition of the fulfillment and direct mail business have been reclassified as discontinued operations for the periods presented.
(6) In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standard No. 128 ("SFAS 128") which requires the presentation of both basic and diluted earnings per share. For the periods presented, basic and diluted earnings per share have been restated in accordance with the provisions of SFAS 128.
(7)  The consolidated  statements of operations for the three months ended
     March 31, 1997 and 1998 and the consolidated balance sheet as of March 31, 1998 are unaudited.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Disclosure Regarding Forward Looking Statements

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements. Certain information contained in this Prospectus includes information that is forward looking, such as the Company's expectations for future performance, its growth and acquisition strategies, its anticipated liquidity and capital needs and its future prospects. The matters referred to in such forward looking statements could be affected by the risks and uncertainties related to the Company's business. Actual results may vary from these forward-looking statements due to many factors including but not limited to: lack of satisfactory acquisition candidates and/or an inability to conclude acquisitions on satisfactory terms, acquisition limitations under the terms of the existing credit facility, inability to obtain acquisition financing on satisfactory terms, inability to negotiate and obtain waivers of default or acceptable revisions to loan covenants with the Company's primary lender under the existing credit facility, the effect of economic and market conditions, the ability of the Company to execute its strategic plan, the impact of competition and the Company's reported results varying materially from management's current expectations. Investors are further cautioned that the Company's financial results can vary from quarter to quarter, and the financial results reported for the first quarter of 1998 may not necessarily be indicative of future results.

Overview

         The Consolidated Financial Statements of the Company and the Condensed Consolidated Financial Statements of the Company, including all related notes, which appear elsewhere in this Prospectus should be read in conjunction with this discussion of the Company's results of operations and its liquidity and capital resources. On December 31, 1997, the Company entered into an agreement to sell certain assets of its fulfillment and direct mail business and thereby executed its previously announced plan to discontinue providing such services. Accordingly, the financial position, results of operations and cash flows of the Company's fulfillment and direct mail business have been reclassified as discontinued operations in the accompanying consolidated financial statements. The Company's results in 1997 were impacted by the sale of its contract logistics subsidiary which accounted for $4.6 million in revenue for 1996 and $400,000 to the date of its sale in January 1997.

Results of Operations 1997 compared with 1996

         Revenue increased $8.4 million, or 5.2%, from $163.1 million in 1996 to $171.5 million for the year ended December 31, 1997. Were it not for the decrease in revenue attributable to the sale of the contract logistics subsidiary, revenue would have reflected an increase of $12.6 million, or 7.9%, from $158.5 million in 1996 to $171.1 million for the year ended December 31, 1997.

         Air courier revenue increased $4.7 million, or 9.1% and ground delivery revenue increased $7.9 million, or 7.4% for the year 1997 over the year 1996. Air courier revenue benefited from the expansion and internal growth of existing accounts as well as the full year contribution of acquisitions made by the Company during 1996. Ground delivery revenue increased by $3.9 million from the addition of time service and facilities management revenue as a result of previously disclosed acquisitions and the addition of several new contract distribution routes in the pharmaceutical, electronic repair and office products industries. The increases in ground delivery revenue discussed above were offset by a decrease of $1.7 million in the Company's banking division due to continued industry consolidation. Two of the Company's largest banking customers merged, decreasing their branch network and the number of stops required.

         The Company believes this upward trend in ground and air delivery revenue will continue in the future as a result of internal growth and its focus on selective and strategic acquisitions in 1998. While Company management restricted its acquisition activity in 1997, the goal for 1998 is to focus on selective and strategic acquisitions where the Company can enhance current operations or expand into certain new market areas.

         Cost of revenue includes, among other things, payment to employee drivers, owner operators and independent contractors as well as agents, airfreight carriers, commercial airlines, and pick-up and delivery fees. These costs increased by $8.1 million, or 6.6% from $122.5 million for the year 1996 to $130.6 million for the year ended December 31, 1997. The increase in cost of revenue is due to several factors which include significant start-up costs in connection with new contracts added in the pharmaceutical and office products distribution industries as well as an increase in costs necessary to support a growing revenue base in ground delivery. The Company was impacted early in 1997 by airline fuel surcharges as well as a change in the general business mix which reduced certain consolidation opportunities in selected air freight shipments in the Company's major markets.

         As a result of the above, gross profit increased by $366,000, or 0.9%, from $40.6 million for 1996 to $40.9 million for the year ended December 31, 1997. Excluding the effect on gross profit of the contract logistics subsidiary, gross profit would have increased by $1.0 million or 2.5% from $39.8 million for 1996 to $40.8 million for 1997.

         Selling, general and administrative expenses ("S,G&A") includes salaries, sales commissions and travel to support the Company's marketing and sales effort. Also included are the expenses of maintaining the Company's information systems, human resources, financial, legal, procurement and other administrative functions. S,G&A decreased by $3.8 million, or 9.0% from $42.0 million in 1996 to $38.2 million in 1997. The sale of the Company's contract logistics subsidiary accounts for $1.4 million of that decrease. In the fourth quarter of 1996, the Company recorded a special charge of $1.4 million which included contract and salary settlements, abandonment of operating leases and other costs associated with management headcount reduction and other consolidation issues. The 1996 restructuring charge included in S,G&A resulted in a net reduction of S,G&A costs of approximately $700,000 in 1997. The balance of the reduction is principally the result of reduced salaries at the operating regions due to continued internal consolidation.

         As a result of the above, operating income increased for the year ended December 31, 1997 by $4.2 million from a loss of $1.5 million in 1996 to an operating profit of $2.7 million in 1997. When excluding the results of the Company's contract logistics subsidiary which was sold in early 1997, operating income would have increased $3.5 million. The gain recognized by the Company on the aforementioned sale of its contract logistics subsidiary in January 1997 amounted to $816,000 before applicable taxes.

         Interest expense increased by $339,000 from $805,000 in 1996 to $1.1 million for the year ended December 31, 1997. The increase is primarily due to an overall increase in the level of borrowing by the Company during 1997 as compared to 1996. To a lesser extent, the Company was also subject to interest rate increases during the first quarter of 1997 with its previous lenders prior to the establishment of its current Revolving Credit Facility (See Note 9 to the accompanying consolidated financial statements).

Non-comparability of results of operations 1996 compared to 1995

     Because the acquired companies operated as separate independent entities prior to their acquisition, comparisons between the consolidated results of the Company for the year ended December 31, 1996 and the pro forma combined historical results of the acquired companies for the year ended December 31, 1995, are difficult to make for numerous reasons, including the following:

1. In 1996, the acquired companies were all subsumed within the common management of the Company. This resulted among other things in
     a)  each  subsidiary  being  subjected  to  an  administrative  charge,
     b) reallocation of costs, such as, for instance, common insurance being acquired for the Company and its subsidiaries as a whole, and
     c) the subsidiaries being relieved of the necessity of performing various administrative functions for themselves.

2. In 1996, the Company began the process of merging and rationalizing operations of the previously unrelated acquired Companies.

3. The Company incurred approximately $4.5 million in expenses during 1996 related to corporate overhead and the costs of operating as a public company, compared to approximately $300,000 in 1995.

4. Most of the acquired Companies were operated as Subchapter S corporations prior to their acquisition.

     The selected financial data presented in this report includes the actual financial results of the Company for the years ended December 31, 1997, 1996 and 1995. The pro forma combined historical results reflect the combined operations of the acquired Companies for the period from January 1 to September 30, 1995 and the results of operations of Consolidated Delivery & Logistics, Inc. and Subsidiaries for the year ended December 31, 1995. For all the reasons set forth above and others, combined results are not indicative of results that would have been achieved if the acquired Companies had actually been combined during those periods, and may not be comparable to or indicative of future performance. Nonetheless, the following section discusses consolidated 1996 results compared to pro forma combined historical 1995 results to indicate general trends affecting operations. The following section should be read with the foregoing caveats as to non-comparability in mind.

Results of Operations 1996 compared to 1995

         Consolidated Delivery's revenue increased 11.3 % to $163.1 million in 1996 from $146.5 million in 1995. In spite of the loss of significant revenue in the Company's contract logistics subsidiary, the Company achieved revenue growth in all other areas of its business. Revenue in ground delivery, including rush, scheduled and distribution increased 11.4 % from $91.4 million in 1995 to $101.8 million in 1996. Air courier produced a 22.1 % increase to $52.0 million in 1996 from $42.6 million in 1995. Revenue in the Company's logistics business declined by 25.6% from $12.5 million in 1995 to $9.3 million in 1996. Contract logistics revenue contributed to the overall decline in logistics revenues by $3.5 million due to the cancellation and/or non-renewal of several long-term contractual relationships. The significant decline in contract logistics revenues during 1996 contributed to the Company's decision to sell its contract logistics subsidiary early in 1997.

         Ground delivery revenue benefited from the acquisition of three companies in the Northeast during 1996. In 1996, internal growth of the air courier business was augmented by the acquisition of two companies, which solidified and expanded the New York to Los Angeles air route.

         The increase in cost of revenue during 1996 caused the Company's gross profit percentage to decline from 30.1% in 1995 to 24.9% in 1996. Among other factors contributing to the increase in 1996 cost of revenue is a change in the Company's general business mix to lower margin business, mobilization and start-up costs for several large distribution contracts and the effect of fuel surcharges from several air carriers.

         S,G&A increased by $2.4 million, or 6.1%, from $39.6 million for 1995 to $42.0 million for the year ended December 31, 1996. The increase for 1996 included the addition of $4.2 million in expenses necessary to the establishment and maintenance of the Company's corporate and administrative infrastructure as a public company. During the fourth quarter of 1996, the Company recognized the impact of several non-recurring charges totaling approximately $1.4 million which included salary and contract settlements, abandonment of operating leases and other costs associated with management headcount reduction and other consolidation issues.

         For the reasons described above, including the decline in gross profit and the increase in selling, general and administrative expenses including the impact of non-recurring charges, operating income decreased from operating income of $4.5 million in 1995 to an operating loss of $1.5 million in 1996.

         Interest expense decreased by 8.7 % from $882,000 for the year ended December 31, 1995 to $805,000 for the year ended December 31, 1996. This decrease results from refinancing of the pre-combination debt of the acquired companies which carried higher interest rates than the Company's Credit Agreement (See Liquidity and Capital Resources).

         As a result of the foregoing the Company recorded a net loss of $683,000 in 1996, compared to net income of $2.0 million in 1995.

         As a result of the losses in 1996, the Company instituted certain actions including the sale of its contract logistics subsidiary, elimination of redundant overhead and the design of more effective financial and operating management information systems. The Company also implemented a management compensation system based on business unit results for 1997.

Results of Operations First Quarter 1998 Compared to First Quarter 1997

         Revenue for the first quarter of 1998 increased by $2.3 million, or 5.7% to $42.7 million from $40.4 million for the first quarter of 1997. Revenue in the Company's ground delivery divisions contributed to the increase primarily due to newly added customers combined with an expansion of routes with existing customers in the contract distribution business in the Northeast and Southeast regions. Air courier revenue remained unchanged at $13.4 million for the first three months of 1998 and 1997.

         Cost of revenue increased by $2.2 million, or 7.1%, to $33.3 million for the first three months of 1998 from $31.1 million for the first three months of 1997. The increase in revenue from contract distribution business described above typically produces higher initial costs, which caused a greater increase in cost of revenues (7.1%) when compared to the increase in revenue (5.7%).
These costs tend to lower as additional volume or new contracts are added thereby increasing route density.

         Selling, general and administrative expenses decreased by $900,000, or 9.3%, to $8.8 million from $9.7 million for the first three months of 1998 and 1997, respectively. The Company's ground delivery division contributed approximately $579,000 and the air delivery division $321,000 of the decrease reflecting the Company's continuing policy of consolidation and cost reduction.

         As a result of the matters discussed above, operating income increased by $956,000 to operating income of $585,000 from a loss of $371,000 for the first three months of 1998 and 1997, respectively.

         Income from continuing operations before income taxes increased by $105,000, or 35.5%, to $401,000 for the first quarter of 1998 from $296,000 in the first quarter of 1997. Income from continuing operations before income taxes for the first quarter of 1997 included a gain of $816,000 recognized on the disposition of the Company's contract logistics subsidiary.

Liquidity and Capital Resources

         Working capital increased by $300,000 to $2.8 million at March 31, 1998 from $2.5 million at December 31, 1997. Cash and cash equivalents decreased by $959,000 to $853,000 at March 31, 1998 from $1.8 million as of December 31, 1997. The decrease in cash is primarily due to a reduction in Company debt of $3.4 million and acquisition of equipment and leasehold improvements in the amount of $1.0 million, which is offset by cash provided by Company operations of $3.4 million.

         As described in Note 2 of the condensed consolidated financial statements included herein, the Company was not in compliance with one of its loan covenants as of and for the three month period ended March 31, 1998. The Company has obtained a waiver from the lending institution for such non-compliance. The Company intends to negotiate appropriate changes in such loan covenant.

         Capital expenditures amounted to $1.0 million and $274,000 for the first quarter of 1998 and 1997, respectively.

         Effective April 1, 1998 the Company converted $740,000 of its $2 million 8% Subordinated Convertible Debentures to 10% Subordinated Convertible Debentures and issued an additional $150,000 of the 10% Subordinated Convertible Debentures. Pursuant to an agreement with the Company's lender, First Union National Bank, the conversion will not affect availability under the terms of the Company's credit facility. At March 31, 1998 the Company had $4.8 million available under its credit facility.

         Discussions are underway with the Company's primary lender to provide additional financing to fund the Company's anticipated acquisition program for which negotiations are currently being conducted with several acquisition candidates.

         Management believes that cash flows from operations, together with its borrowing capacity, are sufficient to support the Company's operations and general business and liquidity requirements for the foreseeable future.

Recently Issued Accounting Pronouncements

         In the fourth quarter of 1997, the Company adopted Financial Accounting Standard No. 128 ("SFAS 128") which requires the presentation of both basic and diluted earnings per share. Basic and diluted earnings per share as calculated in accordance with SFAS 128 does not differ from earnings per share amounts reported in prior periods.

         The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 introduces a new model for segment reporting, called the "management approach." The management approach is based on the way that management organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure - any manner in which management disaggregates a company. The management approach replaces the notion of industry and geographic segments in current accounting standards. SFAS 131 is effective for fiscal years beginning after December 15, 1997 and early adoption is encouraged. However, SFAS 131 need not be applied to interim statements in the initial year of application. SFAS 131 requires restatement of all prior period information reported. The Company intends to adopt this standard when required and is in the process of determining the effect of SFAS 131 on the Company's consolidated financial statements.

         In March, 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The statement is intended to eliminate the diversity in practice in accounting for internal-use software costs and improve financial reporting. The statement is effective for fiscal years beginning after December 15, 1998. The Company is in the process of determining the effect of this statement on the Company's consolidated financial position and results of operations.

Year 2000 Compliance

         The Company is currently in the process of evaluating its information technology infrastructure for the Year 2000 compliance. The Company does not expect that the cost to modify its information technology infrastructure to be Year 2000 compliant will be material to its financial position or results of operations. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance. The Company is in the process of obtaining information concerning the Year 2000 compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers does not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

Inflation

         Inflation has not had a material impact on the Company's results of operations.

                                    BUSINESS

         The Company was founded in June 1994 to create a national, full service, same-day ground and air delivery and logistics company. In November 1995 the Company consummated a combination pursuant to which it acquired eleven established businesses providing same-day ground and air delivery and logistics services concurrently with the closing of its initial public offering (the "Offering"). The Company provides an extensive network of same-day delivery services to a wide range of commercial, industrial and retail customers. The Company's ground delivery operations currently are concentrated on the East Coast, with a strategic presence in the Midwest and on the West Coast. The Company's air delivery services are provided throughout the United States and to major cities around the world.

         The Company's same-day delivery services are generally divided between rush and scheduled delivery. Rush delivery typically consists of delivering time-sensitive packages, such as critical machine parts or emergency medical devices. Scheduled delivery services, provided on a recurring and often daily basis, include deliveries from pharmaceutical suppliers to pharmacies, from manufacturers to retailers, and the interbranch distribution of financial documents.

         The Company offers its customers a single source for their same-day delivery needs. The Company's strategy is to achieve increased operating efficiencies by consolidating operations, increasing the density of its delivery routes and improving the productivity of existing personnel, equipment and facilities. During 1997, the Company curtailed its acquisition activities to focus on internal growth, strengthen its management structure and to improve financial and operational systems. In connection therewith, and in accordance with the Company's previously announced plans, the Company disposed of its contract logistics subsidiary and its fulfillment and direct mail operation. In 1998, the Company intends to seek suitable acquisition candidates where the Company can improve its existing market position or can establish a stronger market presence.

         In connection with the disposal of the Company's fulfillment and direct mail business, the revenue, cost and expenses, assets and liabilities and cash flows have been reclassified as discontinued operations in the accompanying consolidated financial statements.

Industry Overview

         The ground and air delivery industry in the United States is composed largely of companies providing same-day, next-day and two-day services. The
Company primarily services the same-day delivery market. In contrast, the next-day and two-day delivery markets are dominated by large nationally established entities, such as United Parcel Service, Inc. ("UPS") and FedEx Corp. ("FedEx").

         The Company believes that the same-day ground and air delivery industry, which is currently serviced by a fragmented system of approximately 10,000 companies, is undergoing substantial growth and consolidation. The Company believes that several factors, including the following, are driving the growth and consolidation of the industry:

         Outsourcing and Vendor Consolidation. Commercial and industrial concerns, which are major consumers of same-day delivery services, have continued to follow the trend of concentrating on their core business by outsourcing non-core activities. Businesses also are increasingly seeking single-source solutions for their regional same-day delivery needs rather than utilizing a number of smaller local delivery companies. At the same time, larger national and international companies are looking toward decentralized distribution systems. The recent strike by UPS has led many businesses to reconsider their choice of single-source international delivery companies and such businesses are adding flexibility by including regional delivery vendors. As a result, the Company believes that significant opportunities exist for regional carriers that are able to provide a full range of services to such businesses.

         Heightened  Customer   Expectations.   Increased  customer  demand  for
customized billing, enhanced tracking, storage, inventory management and just-in-time delivery capabilities favor companies with greater resources to devote to providing such services.

         New Market Opportunities. The significant growth in catalog and at-home shopping and in-home medical care present substantial growth opportunities for companies capable of economically providing more customized, reliable services.

Services

         The Company provides a full range of same-day ground and air delivery service options.

Ground Delivery

         The Company offers comprehensive same-day ground delivery products including:

         Rush. In providing rush or service on-demand, Company foot messengers and drivers respond to customer requests for immediate pick-up and delivery of time-sensitive packages. The Company generally offers one-, two-and four-hour service, seven days a week, twenty-four hours a day. Typical customers include commercial and industrial companies, hospitals and service providers such as accountants, lawyers, advertising and travel agencies and public relations firms.

         Scheduled. The Company's scheduled delivery services are provided on a recurring and often daily basis. The Company typically picks up or receives large shipments of products, which are then sorted, routed and delivered. These deliveries are made in accordance with a customer's specific schedule which generally provides for deliveries to be made at particular times. Typical routes may include deliveries from pharmaceutical suppliers to pharmacies, from manufactures to retailers, the interbranch distribution of financial documents, payroll data and other documents, and the delivery of other time-sensitive materials for banks, financial institutions and insurance companies. The Company also provides these services to large retailers for home-delivery, including large cosmetic companies, door-to-door retailers, catalog marketers, home health care distributors and other direct sales companies.

         Facilities Management. The Company provides mailroom management services, including the provision and supervision of mailroom personnel, mail and package sorting, internal delivery and outside local messenger services. Typical customers include commercial enterprises and professional firms.

Air Services

         The Company provides next-flight-out (rush) and scheduled air courier and airfreight services to its customers, both domestically and internationally. The services provided include arranging for (i) the transportation of a shipment from the customer's location to the airport, (ii) air transportation, and (iii) the delivery of the shipment to its ultimate destination. In order to meet the needs of its customers, the Company has established relationships with many major airlines and large airfreight companies from which the Company purchases cargo space on an as-needed basis.

Operations

Ground Delivery

         The Company's delivery operations are currently managed on a regional basis. The regions have operations centers staffed by dispatchers, as well as order entry and other operations personnel. Coordination and deployment of delivery personnel is accomplished either through communications systems linked to the Company's computers, through pagers, by radio or telephone. A dispatcher coordinates shipments for delivery within a specific time frame. Shipments are routed according to the type and weight of the shipment, the geographic distance between the origin and destination and the time allotted for the delivery. In the case of scheduled deliveries, routes are designed to minimize the unit costs of the deliveries and to enhance route density. The Company is currently installing new hardware and software systems designed to enhance and centralize the reporting and tracking of shipments through the ground system as well as to simplify the process of designing and scheduling delivery routes.

Air Services

         The Company's air courier and airfreight service begins with a customer placing an order, which is then dispatched for pickup by a local driver. A tracking number is assigned to the shipment and entered into the Company's computer system. The computer system than selects the optimal route for the shipment based on delivery, destination and timing considerations, tracks the shipment as it flows through the delivery stream until it is ultimately delivered to the recipient and prepares the appropriate billing charges. At the final destination, a "proof of delivery" is obtained to conclude and confirm the delivery. At any point in the process, the Company is able to inform the customer as to the exact location of its shipment within the distribution network.

Sales and Marketing

         The Company believes that a direct sales force most effectively reaches its customers for same-day delivery services and, accordingly, the Company does not currently engage in mass media advertising. The Company markets directly to individual customers by designing and offering customized service packages after determining a customer's specific delivery and distribution requirements. The Company is implementing a coordinated "major account" strategy by building on established relationships with regional and national customers. The Company also employs certain direct response marketing techniques.

         Many of the services provided by the Company, such as facilities management, distribution and scheduled services, are determined on the basis of competitive bids. However, the Company believes that quality and service capabilities are also important competitive factors. In certain instances, the Company has obtained business by offering a superior level of service, even though it was not the low bidder for a particular contract. The Company derives a substantial portion of its revenues from customers with whom it has entered into contracts. Virtually all scheduled dedicated vehicle and facilities management services are provided pursuant to contracts. Most of these contracts are terminable by the customer on relatively short notice without penalty.

Competition

         The market for the Company's delivery service is highly competitive. The Company believes that the principal competitive factors in the markets in which it competes are reliability, quality, breadth of service and price. The Company competes on all such factors. Most of the Company's competitors in the same-day ground and air delivery market are privately held companies that operate in only one location or in a limited service area. However, there is a growing trend toward consolidation in the industry. Certain of the Company's competitors have recently consolidated, such as Corporate Express, Inc., Dynamex Inc. and Dispatch Management Services, Inc. In addition, UPS and FedEx have begun to provide same-day air delivery services.

         In addition to the same-day delivery services provided by the Company, customers also utilize next-day and second-day services. The market for next-day and second-day services is dominated by nationwide network providers, such as FedEx and UPS, which have built large, capital-intensive distribution channels that allow them to process a high volume of materials. In order to effectively operate their networks, these companies typically have fixed deadlines for next-day or second-day delivery services. In contrast, the Company specializes in on-demand, next-flight-out deliveries or services which, by their nature, are not governed by rigid time schedules. If a customer is unable to meet a network provider's established deadline, the Company can pick up the shipment, put it on the next available flight and deliver it, in some cases, before the network provider's scheduled delivery time. The Company's services are available twenty-four hours a day, seven days a week.

         The Company obtains space on scheduled airline flights to provide its air services and accordingly does not have to acquire or maintain an expensive fleet of airplanes. As a result, the Company can provide a more flexible, specialized service to its customers without incurring the high fixed overhead that the larger network providers must incur.

Acquisitions and Divestitures

         In November 1995 the Company commenced operations simultaneously with the acquisition of eleven companies providing same-day delivery and logistics services. The aggregate consideration paid by the Company was approximately $29.6 million in cash and 2,935,702 shares of Common Stock, par value $.001 per share (the "Common Stock"), for an aggregate value of approximately $67.8 million.

         In 1996, the Company acquired several additional businesses aggregating approximately $15.6 million in annual revenues. The aggregate purchase price paid by the Company for these businesses was approximately $3.3 million, consisting of a combination of cash, seller financed debt and shares of Common Stock. The purchase price was subsequently reduced by approximately $357,000 due to actual revenue not reaching projected revenue as stipulated in the purchase agreements. Each of the transactions has been accounted for as a purchase.

         In 1997, the Company curtailed its acquisition activity and focused on internal growth. Consistent with the change in strategic focus, in January 1997, the Company sold its contract logistics subsidiary to David Mathia, the founder and president of such subsidiary, in exchange for 137,239 shares of the Company's common stock. In connection with the sale, the Company recorded a gain of approximately $816,000 before the effect of Federal and state income taxes. During October 1997, the Company announced its intention to exit the fulfillment and direct mail business and in December 1997 sold its fulfillment and direct mail business for $850,000 in cash and notes. In connection with the sale, the Company recorded a gain of approximately $23,000 net of Federal and state income taxes of approximately $15,000. Accordingly, these operations have been reclassified as discontinued operations in the accompanying consolidated financial statements.

         On  July  2,  1998,  the  Company   acquired  all  assets  and  certain
liabilities of Metro Courier Network, Inc. ("Metro") for $4.25 million plus contingent payments, with $2.5 million in cash and a $1.75 million convertible note. The contingent payments are in the aggregate amount of up to $1.5 million and are payable based on the achievement of certain financial goals by the newly formed division during the two year period following the closing. The Company intends to pursue additional acquisitions in 1998, where the Company can improve its existing market position or establish a strategic market presence. The Company's ability to make additional acquisitions is limited under the terms of its Revolving Credit Facility.

Regulation

         The Company's delivery operations are subject to various state and local regulations and, in many instances, require permits and licenses from state authorities. To a limited degree, state and local authorities have the power to regulate the delivery of certain types of shipments and operations within certain geographic areas. Interstate and intrastate motor carrier operations are also subject to safety requirements prescribed by the United States Department of Transportation (the "DOT") and by State Departments of Transportation. The Company's failure to comply with the applicable regulations could result in substantial fines or possible revocation of one or more of the Company's operating permits.

Safety

         The Company seeks to ensure that all employee drivers meet safety standards established by the Company and its insurance carriers as well as the DOT. In addition, where required by the DOT or state or local authorities, the Company requires independent owner/operators utilized by the Company to meet certain specified safety standards. The Company reviews prospective drivers in an effort to ensure that they meet applicable requirements.

Intellectual Property

         The Company filed an application to register the service mark "Consolidated Delivery & Logistics, Inc. The Total Package in Delivery" which is currently pending in the U.S. Patent and Trademark Office. No assurance can be given that any such registration will be granted or that if granted, such registration will be effective to prevent others from (i) using this or similar service mark concurrently or (ii) preventing the Company from using the service mark in certain locations. The Company is not aware of any other entity using the name "Consolidated Delivery & Logistics, Inc." or the service mark "The Total Package in Delivery."

Employees and Independent Contractors

         At December 31, 1997, the Company employed approximately 2,900 people, 2,000 as drivers or messengers, 400 in operations, 300 in clerical and administrative positions, 50 in sales and 150 in management. The Company is not a party to any collective bargaining agreements, although the Company is subject to union organizing activity from time to time. The Company has not experienced any work stoppages and believes that its relationship with its employees is good.

         The Company also had contracts with approximately 1,000 independent contractors as of December 31, 1997. From time to time, federal and state authorities have sought to assert that independent contractors in the transportation industry, including those utilized by the Company, are employees, rather than independent contractors. In 1997, a subsidiary of the Company satisfactorily concluded an employment status examination. The Company has been informed that two additional examinations will be conducted in 1998 regarding employment status at certain other Company subsidiaries. The Company continues to believe that the independent contractors utilized by the Company are not employees under existing interpretations of federal and state laws. However, there can be no assurance that federal and state authorities will not challenge this position, or that other laws or regulations, including tax laws, or interpretations thereof, will not change. If, as a result of any of the foregoing, the Company were required to pay for and administer added benefits to independent contractors, the Company's operating costs would substantially increase. See "Risk Factors - Independent Contractors and Employee Owner/Operators."

Property

         As of December 31, 1997, the Company operated from 53 leased facilities (excluding eight authorized sales agent locations). These facilities are principally used for operations, general and administrative functions and training. In addition, several facilities also contain storage and warehouse space. The table below summarizes the location of the Company's current facilities (excluding the sales agent locations).

State                                                     Number of Facilities
-----                                                     --------------------
New York..........................................                        16
Florida...........................................                         9
New Jersey........................................                         6
California........................................                         3
Massachusetts.....................................                         3
Illinois..........................................                         2
Louisiana.........................................                         2
Ohio..............................................                         2
Connecticut.......................................                         1
Georgia...........................................                         1
Indiana...........................................                         1
Maine.............................................                         1
Maryland..........................................                         1
Missouri..........................................                         1
North Carolina....................................                         1
Tennessee.........................................                         1
Virginia..........................................                         1
Washington........................................                         1


         The Company's corporate headquarters are located in Clifton, New Jersey. The Company believes that its properties are generally well maintained, in good condition and adequate for its present needs. Furthermore, the Company believes that suitable additional or replacement space will be available when required.

         As of December 31, 1997, the Company owned or leased approximately 270 cars and 480 trucks of various types, which are primarily operated by drivers employed by the Company. In addition, certain of the Company's employee drivers own or lease their own vehicles. The Company also hires independent contractors who typically provide their own vehicles and are required to carry at least the minimum amount of insurance required by state law.

         The  Company's  aggregate  rental  expense for the year ended  December
31, 1997 was approximately $3.5 million. See Note 12 to the Company's Consolidated Financial Statements.

Litigation

         On March 19, 1997, a purported class action complaint, captioned Gapszewicz v. Consolidated Delivery & Logistics, Inc., et al. (97 Civ. 1939), was filed in the United States District Court for the Southern District of New York (the "Court") against the Company, certain of the Company's present and former executive officers, and the co-managing underwriters of the Company's initial public offering (the "Offering"). The gravamen of the complaint is that the Company's registration statement for the Offering contained misstatements and omissions of material fact in violation of the federal securities laws and that the Company's financial statements included in the registration statement were false and misleading and did not fairly reflect the Company's true financial condition. The complaint seeks the certification of a class consisting of purchasers of the Company's Common Stock from November 21, 1995 through February 27, 1997, rescission of the Offering, attorneys' fees and other damages. In April 1997, five other complaints containing allegations identical to the Gapszewicz complaint were filed in the same federal court against the Company. On May 27, 1997, these six complaints were consolidated into a single action entitled "In re Consolidated Delivery & Logistics, Inc. Securities Litigation". On July 16, 1997, the Company and the underwriter defendants filed a motion to dismiss the complaint. In response, the plaintiffs filed an amended complaint on October 20, 1997. A motion to dismiss the amended complaint was filed by the Company and the underwriter defendants on December 15, 1997. No ruling on the Company's motion has been rendered by the Court. The Company believes the allegations contained in the amended complaint are without merit and intends to continue to vigorously defend the action.

         In February 1996, Liberty Mutual Insurance Company ("Liberty Mutual") filed an action against Securities Courier Corporation, a subsidiary of the Company, Mr. Vincent Brana and certain other parties in the United States
District Court for the Southern District of New York alleging, among other things, that Securities Courier had fraudulently obtained automobile liability insurance from Liberty Mutual in the late 1980s and early 1990s at below market rates. This suit, which claims common law fraud, fraudulent inducement, unjust enrichment and violations of the civil provisions of the Federal RICO statute, among other things, seeks an unspecified amount of compensatory and punitive damages from the defendants, as well as attorneys' fees and other expenses. Under the terms of its acquisition of Securities Courier, the Company has certain rights to indemnification from Mr. Brana. Discovery is currently pending and as a result the Company is unable to make a determination as to the merits of the claim. The Company does not believe that an adverse determination in this matter would result in a material adverse effect on the consolidated financial position or results of operations of the Company.

         The Company is, from time to time, a party to litigation arising in the normal course of its business, most of which involves claims for personal injury and property damage incurred in connection with its same-day ground and air delivery operations. Management believes that none of these actions, including the actions described above, will have a material adverse effect on the consolidated financial position or results of operations of the Company.

                                   MANAGEMENT

Directors and Executive Officers

         The following table sets forth certain information concerning each of the directors and executive officers of the Company:

        Name                      Age                  Position

   Albert W. Van Ness, Jr.         55     Chairman of the Board, Chief Executive
                                          Officer, Chief Financial Officer
                                          and Director
   William T. Brannan              50     President, Chief Operating Officer
                                          and Director
   Joseph J. Leonhard              47     Vice President - Controller
   Mark Carlesimo                  45     General Counsel
   Michael Brooks                  43     Southeast Region Manager
   Randy Catlin                    51     Air Division Manager
   Robert Wyatt                    39     Northeast Region Manager
   William T. Beaury               44     Director
   Jon F. Hanson                   61     Director
   Labe Leibowitz                  44     Director
   Marilu Marshall                 52     Director
   Kenneth W. Tunnell              68     Director
   John S. Wehrle                  45     Director


Albert W. Van Ness, Jr. has served as the Chairman of the Board, Chief Executive Officer and Director of the Company since February 1997 and as Chief Financial Officer since June 1998. He remains a Managing Partner of Club Quarters, LLC, a hotel development and management company, since October 1992. From June 1990 until October 1992, Mr. Van Ness served as Director of Managing People Productivity, a consulting firm. Prior thereto, from 1982 until June 1990, Mr. Van Ness held various executive offices with Cunard Line Limited, a passenger ship and luxury hotel company, including Executive Vice President and Chief Operating Officer of the Cunard Leisure Division and Managing Director and President of the Hotels and Resorts Division. Prior thereto, Mr. Van Ness served as the President of Seatrain Intermodal Services, Inc., a cargo shipping company.

William T. Brannan has served as the President and Chief Operating Officer of the Company since November 1994. From January 1991 until October 1994, Mr. Brannan served as President, Americas Region - US Operations, for TNT Express Worldwide, a major European-based overnight express delivery company. Mr. Brannan has 23 years of experience in the transportation and logistics industry.

Joseph J. Leonhard has been the Controller of the Company since June 1995 and was appointed to the position of Vice-President in May 1996. Prior thereto, from June 1987 until June 1995, Mr. Leonhard was the Controller and Chief Financial Officer of Scientific Devices East, Inc.

Mark Carlesimo has been General Counsel of the Company since September 1997. From July 1983 until September 1997, Mr. Carlesimo served as Vice President of Legal Affairs of Cunard Line Limited.

Michael Brooks has served as Director of the Company since December 1995, as Southeast Region Manager since August 1996 and as President of Silver Star Express, Inc., a subsidiary of the Company, since November 1995. Prior to the merger of Silver Star Express, Inc. into the Company, Mr. Brooks was President of Siver Star Express, Inc. since 1988. Mr. Brooks has 24 years of experience in the same-day ground and distribution industries. In addition, Mr. Brooks is currently a Director of the Express Carriers Association, an associate member of the National Small Shipment Traffic Conference and an affiliate of the American Transportation Association.

Randy Catlin has served as Air Division Manager of the Company and as Chief Executive Officer of SureWay Worldwide, a subsidiary of the Company, since March 1997. From 1984 until 1997, Mr. Catlin was Vice-Chairman of SureWay Worldwide, formerly known as Sureway Air Traffic Corporation. Mr. Catlin has 31 years of experience in the air courier industry. In addition, Mr. Catlin is currently Chairman of the annual conference of the Air Courier Conference of America, and has served previously as President and Director of the organization.

Robert Wyatt has been the Northeast Region Manager since November 1997, Manhattan Region Manager since August 1996 and President of Olympic Courier Systems, Inc. a subsidary of the Company since November 1995. From December 1995 until November 1997, Mr. Wyatt served as Director of the Company. Prior thereto, Mr. Wyatt was co-founder and President of certain of the companies comprising Orbit/Lightspeed Courier Systems, Inc. ("Orbit/Lightspeed"), a former subsidiary of the Company which has been merged into Olympic. Mr. Wyatt has 14 years of experience in the same-day delivery industry. He currently serves on the Board of Directors of the Messenger Courier Association of the Americas. Mr. Wyatt has also served as the President of the New York State Messenger and Courier Association.

William T. Beaury, 44, Director since 1995. Vice-Chairman of the Company since December 1995. Prior thereto, Mr. Beaury was a co-founder, the Chairman and a director of SureWay Air Traffic Corporation ("SureWay") and SureWay Logistics Inc., subsidiaries of the Company, since 1984 and October 1993, respectively. In addition, since 1975, Mr. Beaury has served as President of Assets Management Limited, an investment management company which previously owned 74% of SureWay. Mr. Beaury has 20 years of experience in the same-day ground and air delivery industry. Mr. Beaury also has been a member of the Air Courier Conference of America ("ACCA") since 1980, The Advertising Production Club since 1988, and a member of the Presidents Association-the CEO Division of the American Management Association.

Jon F. Hanson, 61, Director since 1997. Mr. Hanson has served as the President and Chairman of Hampshire Management Company, a real estate investment firm since December 1976. From April 1991 to the present, Mr. Hanson has served as a director to the Prudential Insurance Company of America. In addition, Mr. Hanson currently serves as a director with the United Water Resources and the Orange and Rockland Utilities from April 1985 and September 1995, respectively.

Labe Leibowitz,44, Director since 1995. President of Clayton/National Courier Systems, Inc. ("National"), a subsidiary of the Company, from July 1995 to August 1997. Since September 1997, he has acted as a consultant to National. Leibowitz served as Executive Vice President of National from 1980 until July 1995. Mr. Leibowitz has 15 years of experience in the same-day delivery industry. Mr. Leibowitz currently serves on the Board of Directors of the Association of Messenger Courier Services and is a member of the Messenger Courier Association of the Americas.

Marilu Marshall, 52. Director since 1997. Senior Vice-President and General Counsel, Cunard Line Limited since November 1987. Prior thereto, from July 1984 to September 1987 Ms. Marshall served as the Vice-President and General Counsel of GNOC, Corp., t/a Golden Nugget Hotel & Casino.

Kenneth W. Tunnell, 68, Director since 1995. Managing Partner of Tanglewood Associates, a management consulting firm, since January 1995. Prior thereto, until December 1994, Mr. Tunnell was the Chairman of K.W. Tunnell Company, Inc., a management consulting firm founded by Mr. Tunnell in 1962. In addition, from August 1993 to August 1996, Mr. Tunnell served as a director of ASECO Corporation.

         John S. Wehrle, 45, Director since 1997. President and CEO of Heartland Capital Partners,L.P., since August 1997. Prior thereto, Mr. Wehrle served as Vice President and Head of Mergers & Acquisitions for A.G. Edwards & Sons, Inc. from July 1994 to July 1997. From 1989 to 1994 Mr. Wehrle served as Vice President-Financial Planning for The Dyson-Kissner-Moran Corporation where he was a key participant in acquisitions and corporate development. He also served as Managing Director of Chase Manhattan Bank, N.A. for three years from August 1986 to October 1989 where he was engaged in the execution of Leveraged Acquisitions. From 1976 to 1986 Mr. Wehrle held various positions with both Price Waterhouse and Touche Ross & Co. in both New York and London.

Compensation of Directors

         Directors who are employees of the Company do not receive additional compensation for serving as directors. Effective in 1997, each director who is not an employee of the Company received an annual retainer of $16,000 ($18,500 for any committee chairperson). The total directors fees paid to non-employee directors in 1997 was $48,555. On September 1, 1997 Mr. Labe Leibowitz's employment with a subsidiary of the Company was terminated and at that time the Company entered into a three year Consulting Agreement with Mr. Leibowitz pursuant to which Mr. Leibowitz is paid fixed fees of $4,166.66 per month. Directors of the Company are reimbursed for out-of-pocket expenses incurred in their capacity as directors of the Company.

         The Company amended the 1995 Stock Option Plan for Independent Directors (the "Director Plan"), under which each non-employee director will automatically receive options covering 1,250 shares of Common Stock on the first day of each fiscal quarter. The Company has reserved 100,000 shares of Common Stock for issuance in connection with the Director Plan. Options granted under the Director Plan have an exercise price per share equal to fair market value of the underlying shares on the date of grant. Upon exercise of an option under the Director Plan, the participating director will be required to provide the exercise price in full, in cash or in shares of the Company's securities valued at fair market value on the date of the exercise of the option. No option will be exercisable within one year of the date of grant and no option will be exercisable more than ten years from the date of grant.

         Options outstanding under the Plan in favor of these individuals as of April 1, 1998 are as follows: Kenneth W. Tunnell-1,250, 1,250 and 1,250 options at $2.81, $2.69 and $4.38 per share; Marilu Marshall-1,250, 1,250 and 1,250 options at $2.81,  $2.69 and $4.38 per share; Jon Hanson-1,250,  1,250 and 1,250 options at $2.81, $2.69 and 4.38 per share; Labe Leibowitz-1,250, 1,250 and 1,250 options at $2.81, $2.69 and $4.38 per share and John Wehrle-1,250 and 1,250 options at $2.69 and $4.38 per share.

Executive Compensation

         The Company was incorporated in June 1994 and did not conduct any operations prior to November 1995. The following tables summarize certain information relating to the compensation paid or accrued by the Company for services rendered during the years ended December 31, 1995, 1996 and 1997 to each person serving as the Chief Executive Officer of the Company and each of the Company's four other most highly paid executive officers whose compensation exceeded $100,000.


                                                      SUMMARY COMPENSATION TABLE

                                                                                                   Long-Term
                                                                                                  Compensation
                                                  Annual Compensation (1)                          Awards (2)
                                ------------------------------------------------------------    -----------------

                                                                               Other               Securities
                                                                               Annual              Underlying        All Other
         Name and                              Salary          Bonus        Compensation          Options/SARs     Compensation
    Principal Position           Year            ($)            ($)            ($)(7)                ($)(3)             ($)
----------------------------    --------    --------------    --------    -----------------     ----------------- ---------------
                                                                                                  *Exercisable
                                                                                                **Unexercisable

Albert W. Van Ness, Jr.          1997               -            -               -                   *310,585         2,500(11)
  Chairman and Chief             1996               -            -               -                    ** -           16,400(11)
  Executive Officer (4)          1995               -            -               -                                        -


John Mattei                      1997           9,615            -               -                       *7,692          -
  Chairman and Chief             1996         200,000            -               -                           **
  Executive Officer (5)          1995          69,692(6)         -               -


William T. Brannan               1997          200,000        15,005             -                     *34,584           -
  President and Chief            1996          200,000           -               -                    **36,582
  Operating Officer              1995           81,231(6)        -


Joseph G. Wojak                  1997          200,000           -               -                     *24,584           -
  Executive Vice                 1996          200,000           -               -                    **24,582
  President and Chief            1995           81,231(6)        -
  Financial Officer (12)


William T. Beaury                1997         192,350            -               -                     *9,092            -
  Director and Member            1996         200,000            -               -                    **7,692
  of Executive Committee         1995         210,320(8)         -               -


Michael Brooks                   1997         174,200         39,480             -                     *6,731            -
  Southeast Region               1996         175,000            -               -                    **16,730
  Manager                        1995         153,750(9)         -               -


Randy Catlin                     1997         188,455            -               -                     *13,392           -
  Air Division Manager           1996         200,020            -               -                    **12,692
                                 1995         146,020(10)        -               -


-------------------
(1)  The Company did not commence operations until November 1995.
(2) The Company did not grant any stock appreciation rights, restricted stock awards or make any long-term incentive plan payout during the years ended December 31, 1995, 1996 and 1997.
(3) Comprised solely of incentive or non-qualified stock options. See "Stock Option Plans - Employee Stock Compensation Program."
(4) Commencing February 1997 Mr. Van Ness served as Chairman of the Board and Chief Executive Officer and commencing June 1998 he served as Chief Financial Officer on an interim basis.
(5) Mr. Mattei resigned as Chairman of the Board and Chief Executive Officer of the Company in January 1997.
(6) Excludes consulting fees paid by C.T.A. Group, LLC and success fees paid by the Company to each of Messrs. Mattei, Brannan and Wojak in connection with the formation of the Company and the acquisition of the Company's various subsidiaries (the "Combination").
(7) Excludes certain personal benefits, the total value of which was less than the lesser of either $50,000 or 10% of the total annual salary and bonus for each of the executives.
(8) Includes amounts paid to Mr. Beaury by Sureway Air prior to the Combination.
(9) Includes amounts paid to Mr. Brooks by Silver Star Express, Inc. prior to the Combination.
(10) Includes amounts paid to Mr. Catlin by Sureway Air prior to the Combination.
(11) Represents amounts paid to Mr. Van Ness as Director's fees by the Company.
(12) Mr. Wojak resigned as Exective Vice President and Chief Financial Officer in May 1998.

Employment Agreements; Covenants-Not-To-Compete

         At the time of his appointment as Chairman of the Board and Chief Executive Officer, Mr. Van Ness entered into a one-year employment agreement with the Company effective February 5, 1997. In lieu of a salary, Mr. Van Ness was given two stock option grants to purchase 100,000 shares of Common Stock of the Company. Options to purchase 50,000 shares were granted at $4.875 per share and options to purchase another 50,000 shares were granted at $7.875 per share. All options vested immediately. At the recommendation of the Compensation Committee of the Board of Directors, Mr. Van Ness' 1997 employment agreement was amended later in 1997 granting Mr. Van Ness immediately vested options to purchase 208,085 additional shares of Common Stock. The Committee approved options to purchase 50,000 shares at $3.50, 50,000 shares at $6 and 108,085 shares at $2.313. All of Mr. Van Ness' options terminate in the year 2007. Mr. Van Ness' agreement is subject to certain non-competition, non-solicitation and anti-raiding provisions.

         In connection with the Company's initial public offering and simultaneous acquisition of 11 separate businesses (the "Combination") in November of 1995, Messrs. Brannan, Beaury, Wojak, Catlin, Wyatt and Brooks each entered into an employment agreement with the Company which commenced on November 27, 1995 for a term of five years. Pursuant to such agreements, Messrs. Brannan, Beaury and Wojak receive an annual base salary of $200,000 for the term of the employment agreement, subject to periodic increases at the discretion of the Board of Directors. Messrs. Brooks, Catlin and Wyatt receive an annual base salary of $165,000, $185,000 and $154,000 respectively, subject to periodic increases at the discretion of the Board of Directors. Messrs. Brannan and Wojak also received in 1996 options to purchase 33,782 shares at an exercise price of $4 7/8 per share which vest over the terms of their contracts. Each of the executives will be entitled to participate in all compensation and employee benefit plans, including such bonuses as may be authorized by the Board of Directors from time to time.

         In connection with the Combination, officers of the Company and certain senior officers/shareholders of the acquired companies ("Subsidiaries") (including Messrs. Brannan, Beaury, Wojak, Catlin, Wyatt and Brooks) also entered into employment agreements which commenced on November 27, 1995 for a five year term. Pursuant to such agreements, each person receives an annual base salary ranging from $90,000 to $200,000 per year, subject to periodic increases at the discretion of the Board of Directors. Except as otherwise specified in each person's employment agreement, each of such persons is entitled to participate in all compensation and employee benefit plans, and to receive such bonuses as may be authorized by the Board of Directors from time to time. Under the terms of the employment agreements, each of such persons received options in 1995 to purchase a number of shares of Common Stock equal to such person's base salary pursuant to his employment agreement (or based upon such base salary) with the Company divided by the initial public offering (the "Offering") price per share of the Common Stock in the Offering ($13 per share).

         Each of the employment agreements provides that, in the event of a termination of employment by the Company without cause, or a termination of employment by the employee as a result of a constructive discharge, such employee will be entitled to receive from the Company a lump-sum payment equal to the employee's then-current base salary for the lesser of (i) the remaining term of the agreement or (ii) three years (subject to certain limitations). In the event of a change in control of the Company, if the employee has not received sufficient prior notice that such employee's employment will be continued following the change in control, such change in control will be deemed to be a termination without cause with the effects specified above. In the event of any change in control, the employee may also elect to treat the change in control as a termination without cause by giving appropriate notice to the Company. Each employment agreement also contains certain non-competition covenants which will continue for a period of two years following termination of employment. In addition, each employment agreement contains certain anti-solicitation and anti-raiding provisions. However, in the event of a termination without cause as described above, such covenants and provisions will not be applicable.

                               STOCK OPTION PLANS

Employee Stock Compensation Program

         In September 1995, the Board of Directors adopted, and the stockholders of the Company approved, the Employee Stock Compensation Program in order to attract and retain qualified directors, officers and employees of the Company, to facilitate performance-based compensation for key employees and to provide incentives for the participants in the Employee Stock Compensation Program to enhance the value of the Common Stock. The Employee Stock Compensation Program is administered by the Compensation Committee and authorizes the granting of incentive stock options, non-qualified supplementary options, stock appreciation rights, performance shares and stock bonus awards to key employees of the Company (approximately 150 in total) including those employees serving as officers or directors of the Company. The Company has reserved 1,900,000 shares of Common Stock for issuance in connection with the Employee Stock Compensation Program. Options granted under the Employee Stock Compensation Program have an exercise price equal to the fair market value of the underlying Common Stock at the date of grant and vest over a four-year period unless otherwise agreed by the Compensation Committee of the Board of Directors at the time of grant.

         The following table summarizes certain information as of April 1, 1988 relating to the grant of stock options to purchase Common Stock to each of the executives named in the Summary Compensation Table.


                                                OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                                            Individual Grants
                           -------------------------------------------------------------------------------------


                                               Percent of
                              Number of           Total                                                Grant
                             Securities       Options /SARs                                             Date
                             Underlying        Granted to      Exercise or                            Present
                            Options/SARs      Employees in      Base Price        Expiration           Value
           Name            Granted (#) (2)   Fiscal Year (3)      ($/sh)             Date              $(5)
 ------------------------- ---------------- ------------------ ------------- ---------------------- ------------
 Albert W. Van Ness, Jr.        50,000 (2)         11%             4.88      January 5, 2007           $130,235

 Albert W. Van Ness, Jr.        50,000 (2)         11%             7.88      January 5, 2007            $98,915

 Albert W. Van Ness, Jr.        50,000 (2)         11%             3.50      November 11, 2007          $64,600

 Albert W. Van Ness, Jr.        50,000 (2)         11%             6.00      November 11, 2007          $45,030

 Albert W. Van Ness, Jr.       108,085 (2)         25%             2.31      December 11, 2007         $133,528

 William T. Brannan             10,000 (2)         2%              2.56      December 2, 2007           $13,690

 William T. Brannan             12,000 (4)         3%              2.31      December 12, 2007          $17,625

 William T. Beaury               1,400 (2)         -%              3.50      December 2, 2007            $1,617

 Michael Brooks                 10,000 (4)         2%              2.31      December 12, 2007          $14,688

 Randy Catlin                    5,700 (2)         1%              3.50      December 2, 2007            $6,585

 Randy Catlin                    5,000 (4)         1%              2.31      December 12, 2007           $7,344

------------------------
(1)  The Company did not grant any stock appreciation rights in 1997.
(2)  Options vest upon date of grant.
(3)  Options  covering  a total of  439,328  shares  of  Common  Stock  were granted  under  the  Employee  Stock Compensation Program in 1997.
(4) These options are exercisable over a four year period. 25% of these options become exercisable one year from the date of grant, an additional 25%
     become  exercisable  two years from the date of grant,  an  additional  25%
     become exercisable three years from the date of grant, and an additional 25% become exercisable four years from the date of grant.
(5) The present value of the options granted was determined using the Black-Scholes pricing model and based on the following assumptions: the risk free interest was 5.6%, the expected term of the option was 5 years, the volatility factor was 55% and the dividend yield was 0.


                                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                           AND FY-END OPTION/SAR VALUES (1)

                                                                       Number of Securities             Value of
                                                                      Underlying Unexercised          Unexercised
                                                                                                      In-The-Money
                                  Shares                                   Options/SARs               Options/SARs
                                 Acquired              Value              at FY-End (#)             at FY-End ($)(3)
                                                                      -----------------------    -----------------------
                                On Exercise          Realized              Exercisable/               Exercisable/
          Name                    (#) (2)             ($) (2)             Unexercisable              Unexercisable
--------------------------    ----------------    ----------------    -----------------------    -----------------------

Albert W. Van Ness, Jr.             --                  --                   310,585 / -                $20,536 / -


William T. Brannan                  --                  --                 34,584 / 36,582               - / $2,280


William T. Beaury                   --                  --                  9,092 / 7,692                  - / -


Joseph G. Wojak                     --                  --                 24,584 / 24,582                 - / -


Michael Brooks                      --                  --                  6,731 / 16,730               - / $1,900


Randy Catlin                        --                  --                 13,392 / 12,692                - / $950

-------------------------
(1)  No stock appreciation rights have been granted by the Company.
(2)  No options were exercised in 1997.
(3) As of December 31, 1997, the fair market value of a share of Common Stock (presumed to equal the closing sale price as reported on the Nasdaq National Market) was $2.50.

Compensation Committee Interlocks and Insider Participation

         The Company's Compensation Committee is currently comprised of Ms. Marilu Marshall, Chairman, Mr. Tunnell and Mr. Jon Hanson. None of such persons is or has been an officer or employee of the Company. At present, no executive officer of the Company and no member of its Compensation Committee is a director or compensation committee member of any other business entity which has an executive officer that sits on the Company's Board of Directors or Compensation Committee.


                              CERTAIN TRANSACTIONS


Organization of the Company

         In connection with its formation and initial capitalization, the Company issued 2,000,000 shares of Common Stock at an aggregate purchase price of $2,000 to certain founding stockholders including Mr. Wojak. Subsequently, in November 1994, Mr. Brannan acquired 100,000 shares of Common Stock for $100.

         In November 1995, the Company entered into an amended and restated management agreement with Messrs. Wojak and Brannan and the former Chairman of the Company (the "Management Agreement") pursuant to which such persons agreed to provide certain consulting services to the Company prior to the consummation of the Combination in exchange for which each of them received a fee of $3,000 per week. In addition, pursuant to the Management Agreement, the Company paid each such person $21,000 upon consummation of the Combination, representing amounts which were past due to such individuals in connection with services rendered to the Company in its formation. In addition, upon consummation of the Combination, the Company paid Messrs. Wojak and Brannan and the former Chairman $135,000, $50,000 and $165,000, respectively, as a success fee. Under the Management Agreement, Messrs. Wojak, Brannan and the former Chairman agreed to reduce their ownership of Common Stock to an aggregate of 394,423 shares of Common Stock.

         In connection with the Combination, certain officers, directors and 5% shareholders received cash and shares of Common Stock as follows: Mr. Beaury:
319,354 shares and $3,328,870;  Mr. Brana:  357,301 shares and  $3,739,680;  Mr.
Brooks: 240,293 shares and $2,628,841; Mr. L. Leibowitz: 145,178 shares and $976,936; Mr. T. LoPresti: 319,354 shares and $3,328,870; and Mr. Wyatt: 49,900 shares and $450,000.

Real Estate Transactions

         Mr. Brooks and members of his immediate family own various real estate partnerships which lease properties to Silver Star, a subsidiary of the Company, for use as terminals in Miami, Florida; Altanta and Valdosta, Georgia and Dayton, Ohio. Silver Star paid annual rental fees to such partnerships in each of 1995, 1996 and 1997 of $126,000, $157,570 and $157,570, respectively. As of
January 1, 1998, the Company is obligated to pay rentals of $150,000 for these properties, which the Company believes to be the fair market rental value of the properties.

Certain Indebtedness

         The Company repaid approximately $2.3 million of indebtedness of the Founding Companies with $300,000 of the net proceeds of the Offering and $2.0 million received by Securities Courier in connection with the repayment of a stockholder loan. Most of such indebtedness was personally guaranteed by the shareholders of the Founding Companies. The non-interest bearing stockholder loan from Securities Courier to its sole stockholder was $2.0 million at each of December 31, 1993 and 1994.

Other Transactions

         Mr. Labe Leibowitz has an interest in Lee B. Leasing, a limited partnership which purchases automobiles and equipment and leases them to National, a subsidiary of the Company. National paid, in the aggregate, $179,000, $96,115 and $67,897 in leasing fees to the limited partnership in each of 1995, 1996 and 1997, respectively. As of January 1, 1998, National has agreed to lease vehicles from Lee B. Leasing, which, in the aggregate, will total approximately $50,000 in annual lease payments. The Company believes these lease payments to be no less favorable to the Company than could be obtained from unaffiliated third parties.

         Silver Star had  non-interest  bearing  receivables  from  Michael
Brooks and his brother-in-law, Peter Silver, which aggregated $113,466 and $167,434 at December 31, 1993 and 1994, respectively. Messrs. M. Brooks and P. Silver repaid such receivables upon closing of the Offering. In addition, Silver Star had a note receivable from B&B Properties, an entity owned by Michael Brooks, Harry Brooks (the father of Michael Brooks) and an unrelated party, for $100,000 at December 31, 1994. Such receivable accrued interest at a rate of 8% per annum. Messrs. M. Brooks and H. Brooks repaid such receivable upon closing of the Offering.

         Mr. Brana has a 50% interest in Sparta Automobile and Truck Leasing ("Sparta"), a corporation which purchases vehicles and leases them to Securities Courier. Securities Courier paid, in the aggregate, $225,000, $314,000 and $401,000 in leasing fees to the corporation in each of 1995, 1996 and 1997, respectively. As of January 1, 1998, Securities Courier had agreed to lease vehicles from Sparta which, in the aggregate, will total $200,000 in annual lease payments.

         Under his employment agreement with the Company, Mr. Brana is entitled to a refundable draw against his bonus of $58,000 per annum.

         SureWay has a sales and consulting agreement with J.P.J. Express, Inc., an entity one-third of which is owned by Mr. James LoPresti, the brother of Mr. Thomas LoPresti. SureWay paid commissions to J.P.J. Express, Inc. of approximately $712,000, $1,026,000 and $1,188,249 in 1995, 1996 and 1997,
respectively. Such agreement terminates January 1, 1999, subject to automatic renewal for additional three-year periods.

Company Policy

         In the future, transactions with officers, directors and affiliates of the Company are anticipated to be minimal and will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of April 1, 1998 with respect to beneficial ownership of the Common Stock by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director, (iii) each Named Executive Officer and (iv) all executive officers and directors as a group. Unless otherwise indicated, the address of each such person is c/o Consolidated Delivery & Logistics, Inc., 380 Allwood Road,
Clifton, New Jersey 07012. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.



                                                   Amount of Beneficial Ownership (1)

                                            Shares Issuable  Shares Issuable
                                            Upon Conversion   Upon Exercise
                                            of Debentures       of Stock
                                                               Options(1)            Total        Percentage Owned
          Name                 Shares                                                Shares

  Albert W. Van Ness, Jr.       25,000             9,090           310,585          344,675           4.9%
  William T. Brannan            73,647             9,090            34,584          117,321           1.8
  Joseph G. Wojak              147,377             9,090            24,584          181,051           2.7
  William T. Beaury            638,708(2)          4,524             9,092          652,324(2)        9.8
  Michael Brooks               236,693             9,090             8,731          254,514           3.8
  Jon F. Hanson                 10,000(3)         18,181                 -           28,181           *
  Labe Leibowitz               141,628            14,964                 -          156,592           2.3
  Marilu Marshall                    -                 -                 -                -           -
  Kenneth W. Tunnell             7,500             4,545             2,500           14,545           *
  John S. Wehrle                     -                 -                 -                -           -
  Randy Catlin                 110,617             9,090            13,392          133,099           2.0
  Robert Wyatt                  50,000(4)          3,030             5,128           58,158           *

  All executive officers     1,441,370            92,956           414,558        1,948,884          27.2
    and directors as a
    group (14 persons)

  Thomas LoPresti              638,708(2)          6,807             9,092        654,607             9.8
  24-30 Skillman Avenue
  Long Island City, NY
  11101

  Vincent Brana                357,301                 -             5,770        363,071             5.4
  80 Wesley Street
  South Hackensack, NJ
  07606

-----------------
*        Less than 1%
(1) Includes options granted pursuant to the Employee Stock Compensation Program and the Director Plan, which are exercisable within 60 days of April 1, 1998. Options granted pursuant to the Employee Stock Compensation Program and Director Plan in November 1995 and were granted at $13.00 per share.
(2) Includes 638,708 shares of Common Stock held by a company which is jointly owned by Mr. Beaury and Mr. LoPresti, each of whom may be deemed to be the beneficial owner of all of such shares.
(3) Represents 10,000 shares held by Ledgewood Employees Retirement Plan of which Jon F. Hanson is a beneficiary.
(4)  Includes 1,000 shares held by Mr. Wyatt's wife.

                          DESCRIPTION OF CAPITAL STOCK

General

         The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). As of June 30, 1998, 6,637,517 shares of Common Stock and no shares of Preferred Stock were outstanding. As of that date there were approximately 158 record owners of the Common Stock.

Common Stock

         The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

         Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared at the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no pre-emptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Registration Statement will, upon due issuance thereof, be fully paid and nonassessable.

Preferred Stock

         The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Restated Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

         One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

Statutory Business Combination Provisions

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-(2)/(3)% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         A corporation  may, at its option,  exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage. The Company has not adopted such an amendment to its Restated Certificate of Incorporation or By-laws.

Limitation of Directors' Liabilities

         Pursuant to the provisions of the Company's Restated Certificate of Incorporation, directors of the Company are not personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                            DESCRIPTION OF DEBENTURES

         In September 1995, the Company issued $2.0 million in aggregate principal amount of its 8% Subordinated Convertible Debentures due 2000 (the "8% Debentures"). Pursuant to an offer effective as of April 1, 1998, certain of the 8% Debentures were converted to 10% Subordinated Convertible Debentures and an additional $150,000 principal amount of Debentures were issued ("10% Debentures" and, collectively with the 8% Debentures, the "Debentures"). The following is a summary of certain provisions of the Debentures. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Debentures.

         The Debentures will mature on August 21, 2000. Interest on the 8% Debentures accrues at the rate of 8% per annum from the date of issuance and is payable quarterly on each February 21, May 21, August 21 and November 21, commencing February 21, 1996, to the persons who are registered holders of the Debentures on the date of payment. Interest on the 10% Debentures accrues at the rate of 10% per annum commencing April 1, 1998 and is payable on the same dates.

         The Debentures are redeemable at the option of the Company, in whole or in part, without premium or penalty at any time on or after August 18, 1998, at their face amount plus accrued and unpaid interest, if any, to the date of redemption. The Debentures are redeemable at the option of the holder, in whole but not in part, without premium or penalty, at any time after August 21, 1998, with respect to the 8% Debentures, or after August 21, 1999, with respect to the 10% Debentures.

         The Debentures are convertible into shares of Common Stock at the option of the holder at a conversion price equal to $11.05 per share with respect to the 8% Debentures or $5.50 per share with respect to the 10% Debentures, subject to adjustment in certain circumstances.

         There are currently outstanding $1,260,000 aggregate principal amount of 8% Debentures and $890,000 aggregate principal amount of 10% Debentures.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of June 30, 1998, the Company had outstanding 6,637,517 shares of Common Stock. The 3,200,000 shares of Common Stock sold in the Offering and the 50,312 shares previously issued under the Registration Statement of which this Prospectus is a part are generally freely tradeable without restriction unless purchased by affiliates of the Company. None of the remaining 3,387,205 outstanding shares of Common Stock (collectively, the "Restricted Shares") have been issued in transactions registered under the Securities Act, which means that they may be resold publicly only in future transactions registered under the Securities Act, or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of
Common Stock for at least one year, including an "affiliate" as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the limitations described above. Restricted securities sold by the Company to, among others, its employees, officers and directors in reliance on Rule 701 under the Securities Act may be resold in reliance on Rule 144 by such persons who are not affiliates subject only to the provisions of Rule 144 regarding manner of sale, and by such persons who are affiliates without complying with the Rule's holding period requirements. Rule 144A under the Securities Act permits the immediate sale by the current holders of Restricted Shares of all or a portion of their shares to certain qualified institutional buyers as defined in Rule 144A, subject to certain conditions. Since all Restricted Shares were issued by the Company more than two years prior to the date of this Prospectus, they may be sold pursuant to Rule 144(k), unless they are held by affiliates.

         As of June 30, 1998, the Company had outstanding under the Stock Option Plans options to purchase an aggregate of 1,022,192 shares of Common Stock, 722,824 of which were exercisable as of such date. Such shares will be eligible for resale in the public market, unless held by affiliates of the Company. See "Management Stock Option Plans."

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for the Company by Lowenstein, Sandler PC, Roseland, New Jersey.

                                     EXPERTS

         The financial statements and schedule included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549 and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such material may be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W. Washington, DC 20549, upon payment of the fees prescribed by the Commission. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                                                       Page

Report of Independent Public Accountants................................F-1
Consolidated Balance Sheets as of December 31, 1997 and 1996............F-2
Consolidated Statements of Operations For The Years Ended
 December 31, 1997, 1996 and 1995.......................................F-3
Consolidated Statements of Changes in Stockholders' Equity
 For The Years Ended December 31, 1997, 1996 and 1995...................F-4
Consolidated Statements of Cash Flows For The Years Ended
    December 31, 1997, 1996 and 1995....................................F-5
Notes to Consolidated Financial Statements..............................F-6
Condensed Consolidated Balance Sheets as of March 31, 1998
 and December 31, 1997..................................................F-22
Condensed Consolidated Statements of Operations for the Three Months
     Ended March 31, 1998 and 1997......................................F-23
Condensed Consolidated Statements of Cash Flows for the
 Three Months Ended March 31, 1998 and 1997.............................F-24
Notes to Condensed Consolidated Financial Statements....................F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Consolidated Delivery & Logistics, Inc.:


We have audited the accompanying consolidated balance sheets of Consolidated Delivery & Logistics, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Consolidated Delivery & Logistics, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statement schedules is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                               ARTHUR ANDERSEN LLP


Roseland, New Jersey
February 25, 1998



                           CONSOLIDATED DELIVERY & LOGISTICS, INC. AND SUBSIDIARIES
                                         CONSOLIDATED BALANCE SHEETS
                                         (in thousands except share data)


                                                       ASSETS
                                                                                            December 31,
                                                                                --------------------------------------
                                                                                      1997                1996
                                                                                ------------------  ------------------
CURRENT ASSETS:
  Cash and cash equivalents, including $64 and $50 of restricted cash
     in 1997 and 1996, respectively (Note 2)                                             $1,812              $1,757
  Accounts receivable, less allowance for doubtful accounts of $1,433
     and $1,598 in 1997 and 1996, respectively (Note 9)                                  21,275              21,018
  Deferred income taxes (Notes 2 and 11)                                                  1,207               1,046
  Prepaid expenses and other current assets (Note 5)                                      1,785               1,284
  Net assets of discontinued operations (Note 4)                                              -               1,265
                                                                                ------------------  ------------------

     Total current assets                                                                26,079              26,370

EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net (Notes 2 and 6)
                                                                                          5,667               3,857
INTANGIBLE ASSETS, net (Notes 2, 3 and 7)                                                 3,098               3,844
SECURITY DEPOSITS AND OTHER ASSETS (Note 4)                                               1,305                 394
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS (Note 4)                                        10                 536
                                                                                ------------------  ------------------

           Total assets                                                                 $36,159             $35,001
                                                                                ==================  ==================




                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings (Note 9)                                                         $7,360              $7,200
  Current maturities of long-term debt (Note 9)                                           3,280               1,152
  Accounts payable                                                                        6,364               6,295
  Accrued expenses and other current liabilities (Notes 8, 15 and 17)                     6,292               5,549
  Income taxes payable (Notes 2 and 11)                                                     141                 165
  Deferred revenue (Note 2)                                                                  71                 537
  Net liabilities of discontinued operations (Note 4)                                        52                   -
                                                                                ------------------  -------------------
     Total current liabilities                                                           23,560              20,898
                                                                                ------------------  -------------------
LONG-TERM DEBT, net of current maturities (Note 9)                                        2,240               3,415
                                                                                ------------------  -------------------
DEFERRED INCOME TAXES PAYABLE (Notes 2 and 11)                                            1,050               1,027
                                                                                ------------------  -------------------
OTHER LONG-TERM LIABILITIES (Note 17)                                                       695                 931
                                                                                ------------------  -------------------
COMMITMENTS AND CONTINGENCIES (Notes 12 and 14)

STOCKHOLDERS' EQUITY (Notes 13 and 14):
  Preferred stock, $.001 par value; 2,000,000 shares authorized; no
     shares issued and outstanding                                                            -                   -
  Common stock, $.001 par value; 30,000,000 shares authorized,
     6,666,884 and 6,795,790 shares issued and outstanding in
     1997 and 1996, respectively                                                              7                   7
  Additional paid-in capital                                                              9,026               9,601
  Accumulated deficit                                                                      (419)               (878)
                                                                                ------------------  -------------------
      Total stockholders' equity                                                          8,614               8,730
                                                                                ------------------  -------------------
            Total liabilities and stockholders' equity                                  $36,159             $35,001
                                                                                ==================  ===================

     The accompanying notes to consolidated financial statements are an integral part of these balance sheets.


                             CONSOLIDATED DELIVERY & LOGISTICS, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                         (in thousands except share data)



                                                                              For the Years Ended December 31,
                                                              ------------------------------------------------------------------
                                                                     1997                 1996                    1995
                                                              ------------------- ----------------------  ----------------------

      Revenue (Note 2)                                               $171,502             $163,090                $37,322
      Cost of revenue                                                 130,577              122,531                 26,036
                                                              ------------------- ----------------------  ----------------------

        Gross profit                                                   40,925               40,559                 11,286

      Selling, general and administrative expenses                     38,223               42,027                 10,708
                                                              ------------------- ----------------------  ----------------------

        Operating income (loss)                                         2,702               (1,468)                   578

      Other (income) expense
        Gain on sale of subsidiary, net (Note 16)                        (816)                   -                      -
        Interest expense                                                1,144                  805                    274
        Other income, net                                                (171)                (461)                  (364)
                                                              ------------------- ----------------------  ----------------------
      Other (income) expense, net                                         157                  344                    (90)
                                                              ------------------- ----------------------  ----------------------

      Income (loss) from continuing operations before
        provision for (benefit from) income taxes                       2,545               (1,812)                   668

      Provision for (benefit from) income taxes
       (Notes 2 and 11)                                                   888                 (958)                   694
                                                              ------------------- ----------------------  ----------------------

      Income (loss) from continuing operations                          1,657                 (854)                   (26)
                                                              ------------------- ----------------------  ----------------------

      Discontinued operations (Note 4)
        Income (loss) from discontinued operations, net of
        income taxes                                                   (1,221)                 171                   (169)
        Gain on disposal of assets, net of provision for
        income taxes                                                       23                    -                      -
                                                              ------------------- ----------------------  ----------------------
      Income (loss) from discontinued operations                       (1,198)                 171                   (169)
                                                              ------------------- ----------------------  ----------------------
      Net income (loss)                                                  $459                ($683)                 ($195)
                                                              =================== ======================  ======================

      Basic and diluted income (loss) per share (Note 2):
        Continuing operations                                            $.25                ($.13)                 ($.02)
        Discontinued operations                                          (.18)                 .03                   (.08)
                                                              ------------------- ---------------------- -----------------------
        Net income (loss) per share                                      $.07                ($.10)                 ($.10)
                                                              =================== ======================  ======================

       The  accompanying  notes  to  consolidated  financial  statements  are an integral part of these statements.



                             CONSOLIDATED DELIVERY & LOGISTICS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (NOTE 13)
                               FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                         (in thousands except share data)




                                                  Common Stock             Additional                          Total
                                        -------------------------------     Paid-In        Accumulated      Stockholders'
                                            Shares          Amount          Capital           Deficit         Equity
                                        ---------------- -------------   --------------- ----------------  ---------------

   BALANCE AT
      DECEMBER 31, 1994                     2,100,000        $ 2                $ -            $ -                $ 2
   Repurchase of shares pursuant
      to a termination agreement           (1,400,000)        (1)                 -              -                 (1)
   Reduction in ownership of
      shares pursuant to a
      management agreement                   (305,577)         -                  -              -                  -
   Issuance of common stock:
     Public offering, net of offering
      costs                                 3,200,000          3             33,148              -             33,151
     Acquisition of Founding
      Companies                             2,935,700          3                 (3)             -                  -
     Distributions to Founding
      Companies' Stockholders                       -          -            (29,604)             -            (29,604)
     Shares issued in connection
      with termination agreement               99,446          -                  -              -                  -
   Equity of Founding Companies                     -          -              5,972              -              5,972
   Distributions to stockholders                    -          -               (949)             -               (949)
   Charge to capital in an amount
      equal to the current income
      tax benefit of S Corporations                 -          -                (65)             -                (65)
   Net loss                                         -          -                  -           (195)              (195)
                                        ---------------- -------------   --------------- ----------------  ---------------
   BALANCE AT
      DECEMBER 31, 1995                     6,629,569          7              8,499           (195)             8,311
   Shares issued in connection with
      acquisitions of businesses              166,221          -              1,102              -              1,102
   Net loss                                         -          -                  -           (683)              (683)
                                        ---------------- -------------   --------------- ----------------  ---------------
   BALANCE AT
      DECEMBER 31, 1996                     6,795,790          7              9,601           (878)             8,730
   Retirement of common stock
      pursuant to sale of subsidiary         (137,239)         -               (600)             -               (600)
   Shares issued in connection with
      acquisition of a business                 8,333          -                 25              -                 25
   Net income                                       -          -                  -            459                459
                                        ---------------- -------------   --------------- ----------------  ---------------
   BALANCE AT
      DECEMBER 31, 1997                     6,666,884         $7             $9,026          ($419)            $8,614
                                        ================ =============   =============== ================  ===============

       The  accompanying  notes  to  consolidated  financial  statements  are an integral part of these statements.


                                                 CONSOLIDATED DELIVERY & LOGISTICS, INC. AND SUBSIDIARIES
                                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                      (in thousands)
                                                                                            For The Years Ended December 31,
                                                                                 --------------------------------------------------
             CASH FLOWS FROM OPERATING ACTIVITIES:                                     1997              1996            1995
                                                                                 -------------------  --------------  -------------
               Net income (loss)                                                       $459              ($683)          ($195)
               Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities -
               (Gain) Loss on disposal of equipment and leasehold improvements          (22)                29              63
               Gain on sale of subsidiary                                              (816)                 -               -
               (Income) loss from discontinued operations                             1,221               (171)            169
               Gain on disposal of assets of discontinued operations                    (23)                 -               -
               Depreciation and amortization                                          2,271              1,559             418
                Provision for doubtful accounts                                       1,117              1,315             174
               Capital contribution equal to current income taxes of S
                Corporations                                                              -                  -             (65)
               Deferred income tax (expense) benefit                                    (35)              (752)             77
               Changes in operating assets and liabilities
                   (Increase) decrease in -
                        Accounts receivable                                          (2,005)            (4,235)            993
                       Prepaid expenses and other current assets                       (415)              (477)          3,362
                        Other assets                                                   (303)               513             203
                   Increase (decrease) in -
                       Accounts payable, accrued liabilities and income taxes
                        payable                                                       1,359             (1,518)         (1,211)
                        Other long-term liabilities                                    (236)               736             (33)
                                                                                 -------------------  --------------  -------------
                              Net cash provided by (used in) operating
                               activities of continuing operations                    2,572             (3,684)          3,955
                                                                                 -------------------  --------------  -------------

             CASH FLOWS FROM INVESTING ACTIVITIES:
               Additions to equipment and leasehold improvements                     (1,191)            (1,279)           (353)
                Proceeds from sales of equipment and leasehold improvements             112                 66               -
               Proceeds from sale of assets of discontinued operations                  125                  -               -
                Purchases of businesses, net of cash acquired                             -             (1,176)           (651)
                Other, net                                                                -                  -             (26)
                                                                                 -------------------  --------------  -------------
                              Net cash used in investing activities                    (954)            (2,389)         (1,030)
                                                                                 -------------------  --------------  -------------

             CASH FLOWS FROM FINANCING ACTIVITIES:
               Short-term borrowings, net                                               160              4,397             550
                Proceeds from 8% Subordinated Convertible Debentures                      -                  -           2,000
                Proceeds from long-term debt                                              -                113             513
                Repayments of long-term debt                                         (1,393)            (3,077)         (1,411)
               Issuance of Common Stock, net of offering costs                            -                  -          33,151
                Cash acquired through acquisition of Founding Companies                   -                  -           1,172
               Distributions to stockholders                                              -                  -            (949)
                Distributions to Founding Companies' Stockholders                         -                  -         (29,604)
                Deferred financing costs                                               (125)              (152)              -
                Repurchase of Common Stock                                                -                  -              (1)
                                                                                 -------------------  --------------  -------------
                              Net cash (used in) provided by financing activities    (1,358)             1,281           5,421
                                                                                 -------------------  --------------  -------------
             CASH USED BY DISCONTINUED OPERATIONS                                      (205)              (611)         (1,188)
                                                                                 -------------------  --------------  -------------

                              Net increase (decrease) in cash and cash
                               equivalents                                               55             (5,403)          7,158
             CASH AND CASH EQUIVALENTS, beginning of year                             1,757              7,160               2
                                                                                 -------------------  --------------  -------------
             CASH AND CASH EQUIVALENTS, end of year                                  $1,812             $1,757          $7,160
                                                                                 ===================  ==============  =============

       The  accompanying  notes  to  consolidated  financial  statements  are an integral part of these statements.

            CONSOLIDATED DELIVERY & LOGISTICS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      ORGANIZATION AND BUSINESS:

Consolidated Delivery & Logistics, Inc. ("CD&L") was founded in June 1994. In November 1995, simultaneously with the closing of CD&L's initial public offering (the "Offering") separate wholly-owned subsidiaries of CD&L merged (the "Merger") with each of the eleven acquired businesses. Consideration for the acquisition of these businesses consisted of a combination of cash and common stock of CD&L, par value $0.001 per share. The assets and liabilities of the acquired businesses at September 30, 1995 were recorded by CD&L at their historical amounts.

Consolidated Delivery & Logistics, Inc. and Subsidiaries (the "Company") provides an extensive network of same-day ground and air delivery services to a wide range of commercial, industrial and retail customers. The Company's ground delivery operations currently are concentrated on the East Coast, with a strategic presence in the Midwest and on the West Coast. The Company's air delivery services are provided throughout the United States and to major cities around the world.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation -

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates in Preparation of the Financial Statements -

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents -

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates market value. Included in cash and cash equivalents is cash restricted for a national marketing and advertising program for the Company's sales agency agreements (see Note 12).

Equipment and Leasehold Improvements -

Equipment and leasehold improvements are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and assets subject to capital leases are amortized over the shorter of the terms of the leases or lives of the assets.

Deferred Financing Costs -

The costs incurred for obtaining financing, including all related legal and accounting fees are included in other assets in the accompanying consolidated balance sheets and are amortized over the life of the related financing (2 years).

Intangible Assets -

Intangible assets consist of goodwill, customer lists, and noncompete agreements. Goodwill represents the excess of the purchase price over the fair value of assets of businesses acquired and is amortized on a straight-line basis over 25 years. Customer lists and noncompete agreements are amortized over the estimated period to be benefited, generally from 3 to 5 years.

Revenue Recognition -

Revenue is recognized when the shipment is completed, or when services are rendered to customers, and expenses are recognized as incurred. Certain customers pay in advance, giving rise to deferred revenue.

Income Taxes -

The Company accounts for income taxes utilizing the liability approach. Deferred income taxes are provided for differences in the recognition of assets and liabilities for tax and financial reporting purposes. Temporary differences result primarily from accelerated depreciation and amortization for tax purposes, various accruals and reserves being deductible for tax purposes in future periods and certain acquired businesses reporting on the cash basis for income tax purposes prior to the Merger.

Long-Lived Assets -

The Company reviews its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The measurement of impairment losses to be recognized is based on the difference between the fair values and the carrying amounts of the assets. Impairment would be recognized in operating results if a diminution in value occurred. The Company does not believe that any such changes have occurred.

Fair Value of Financial Instruments -

Due to the short maturities of the Company's cash, receivables and payables, the carrying value of these financial instruments approximates their fair values. The fair value of the Company's debt is estimated based on the current rates offered to the Company for debt with similar remaining maturities. The Company believes that the carrying value of its debt estimates the fair value of such debt instruments.

Stock Based Compensation -

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires that an entity account for employee stock compensation under a fair value based method. However, SFAS 123 also allows an entity to continue to measure compensation cost for employee stock-based compensation plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," ("Opinion 25"). The Company has elected to continue to account for employee stock-based compensation under Opinion 25 and provide the required pro forma disclosures as if the fair value based method of accounting under SFAS 123 had been applied. (see Note 14).

Segment Reporting -

Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") introduces a new model for segment reporting, called the "management approach." The management approach is based on the way that management organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure
- any manner in which management disaggregates a company. The management approach replaces the notion of industry and geographic segments in current accounting standards. SFAS 131 is effective for fiscal years beginning after December 15, 1997 and early adoption is encouraged. However, SFAS 131 need not be applied to interim statements in the initial year of application. SFAS 131 requires restatement of all prior period information reported. The Company intends to adopt this standard when required and is in the process of determining the effect of SFAS 131 on the Company's financial statements.

Income (Loss) Per Share -

The Company has implemented Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which establishes standards for the method of computation, presentation and disclosure for earnings per share ("EPS"). SFAS 128 simplifies the standards for computing EPS previously found in APB Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. It requires the presentation of two EPS amounts, basic and diluted, on the face of the income statement for all entities with complex capital structures and the restatement of all prior period EPS calculations presented. Previously reported EPS amounts were not affected by the adoption of this new standard. Basic earnings per share represents net income (loss) divided by the weighted average shares outstanding. Diluted earnings per share represents net income (loss) divided by weighted average shares outstanding adjusted for the incremental dilution of common stock equivalents. There were no differences between basic and diluted EPS for 1997, 1996 and 1995 since the conversion of the debentures into 180,995 shares of common stock (see Note 9) and conversion of the stock options (see Note 14) were antidilutive for 1996 and 1995 and the dilutive amount of options for 1997 was not significant.

A reconciliation of weighted average common shares outstanding to weighted average common shares outstanding assuming dilution follows:

                                                          1997                1996                 1995
                                                      -------------       -------------        -------------
Basic weighted average common
  shares oustanding                                     6,672,284           6,677,546            2,059,894
Effect of dilutive securities:
  Stock options                                             2,656                   -                    -
                                                      -------------       -------------        -------------
Diluted weighted average common
  shares outstanding                                    6,674,940           6,677,546            2,059,894
                                                      =============       =============        =============



Options to purchase 579,795, 475,295 and 37,445 shares of common stock in 1997, 1996 and 1995, respectively, were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price of the common shares.

Reclassifications -

Certain reclassifications have been made to the prior years' consolidated financial statements in order to conform to the 1997 presentation.

(3)      BUSINESS COMBINATIONS:

During 1996, the Company acquired certain businesses in transactions accounted for as purchases. The total consideration paid in these transactions is contingent upon future activity and is estimated to aggregate $3.3 million, which consists of $2.2 million in cash, 75,312 shares of Common Stock at $8 per share and 90,909 shares of Common Stock at $5.50 per share. The Company also assumed approximately $185,000 of debt due to the former owners of one of the acquired businesses and their relatives. Of this amount $3.1 million has been assigned to the excess of purchase price over net assets of businesses acquired (goodwill) and other intangible assets. The purchase price was subsequently reduced by approximately $357,000 during 1997 due to actual revenue not reaching projected revenue as stipulated in the purchase agreements. Accordingly, goodwill and seller financed debt were reduced by this amount to reflect the reduction in the purchase price. Final determinations of the individual acquisition costs will be made by April 2000.

In November 1995, the Company purchased certain assets of two Companies. The total consideration paid in these transactions aggregated approximately $900,000. The assets acquired include accounts receivable, customer lists, machinery and equipment and various other assets. The transactions were accounted for as purchases and resulted in excess of the purchase price over net assets acquired (goodwill) of $501,000. One of the companies acquired was 50% owned by stockholders of the Company.

The results of the acquired businesses have been reflected in the accompanying consolidated statements of operations since their respective acquisition dates. The results of operations of the acquired businesses prior to their acquisitions are not material to the Company's consolidated statements of operations.

(4)      DISCONTINUED OPERATIONS:

In October 1997, the Company announced its intention to pursue a plan to dispose of its fulfillment and direct mail business. On December 31, 1997, the Company entered into an agreement providing for the sale of certain assets of its fulfillment and direct mail business. The purchase price for the assets was $850,000 and is comprised of $125,000 in cash with the remainder in the form of a promissory note (the "Note Receivable"). The Note Receivable will bear interest at the rate of 6% per annum, with interest only in monthly installments during 1998. Commencing February 1, 1999 the Note Receivable will be paid in equal monthly installments of $14,016 including principal and interest through January 1, 2004. The Note Receivable which totals $725,000 and is included in security deposits and other assets in the accompanying consolidated balance sheet as of December 31, 1997 and is collateralized by a security interest in the purchaser's accounts receivable, equipment and general intangibles. The security interest is subordinate to the interest of the purchaser's majority shareholder.

Accordingly, the financial position, operating results and the gain on the disposition of the Company's fulfillment and direct mail business have been segregated from continuing operations and reclassified as a discontinued operation in the accompanying consolidated financial statements.


Results from the discontinued fulfillment and direct mail business were as follows (in thousands) -

                                                                     For the Years Ended December 31,
                                                           1997                  1996                    1995
                                                      ----------------      ---------------        ------------------
Revenue                                                    $5,937                $7,959                   $1,714
                                                      ================      ===============        ==================

Income (loss) from discontinued
  operations, net of income tax provision
  (benefit) of ($811), $114 and ($112) in
  1997, 1996 and 1995                                     ($1,221)                 $171                    ($169)
                                                      ================      ===============        ==================

Gain on disposal of assets, net of
  income tax provision of $15 in 1997                         $23                $    -                    $   -
                                                      ================      ===============        ==================

The net assets (liabilities) of discontinued operations are comprised of the following (in thousands) -

                                                                                        December 31,
                                                                         --------------------------------------------
                                                                               1997                      1996
                                                                         ------------------        ------------------

Current assets                                                                    $3,829                  $4,124
Current liabilities                                                               (3,881)                 (2,859)
                                                                         ------------------        ------------------
  Net current assets (liabilities)                                                   (52)                  1,265
Equipment and leasehold improvements                                                  10                     459
Other non-current assets                                                               -                      77
                                                                         ------------------        ------------------
Net assets (liabilities) of discontinued
  operations                                                                        ($42)                 $1,801
                                                                         ==================        ==================


(5)      PREPAID EXPENSES AND OTHER CURRENT ASSETS:

Prepaid expenses and other current assets consist of the following (in thousands) -

                                                                                      December 31,
                                                                      ---------------------------------------------
                                                                             1997                      1996
                                                                      --------------------       ------------------
  Other receivables                                                           $580                       $326
  Prepaid supplies and equipment deposits                                      564                         78
  Prepaid insurance                                                            227                        282
  Prepaid shipping charges                                                      86                         96
  Other                                                                        328                        502
                                                                      --------------------       ------------------
                                                                            $1,785                     $1,284
                                                                      ====================       ==================

(6)      EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

Equipment and leasehold improvements consist of the following (in thousands) -

                                                                                             December 31,
                                                                                     --------------------------------
                                                                   Useful Lives          1997             1996
                                                                   ------------      ---------------   --------------

  Transportation and warehouse equipment                             3-7 years             $6,603            $4,995
  Office equipment                                                   3-7 years              4,443             5,107
  Other equipment                                                    5-7 years                811               729
  Leasehold improvements                                            Lease period            1,180             1,309
                                                                                     ---------------   --------------
                                                                                           13,037            12,140
  Less - accumulated depreciation and amortization                                         (7,370)           (8,283)
                                                                                     ---------------   --------------

                                                                                           $5,667            $3,857
                                                                                     ===============   ==============

Leased equipment under capitalized leases (included above) consists of the following  (in thousands) -

                                                                                            December 31,
                                                                                     --------------------------------
                                                                                         1997             1996
                                                                                     ----------------  --------------
  Equipment                                                                                $3,521              $952
  Less - accumulated amortization                                                            (909)             (347)
                                                                                     ----------------  --------------

                                                                                           $2,612              $605
                                                                                     ================  ==============

The Company incurred a capital lease obligation of $2.5 million during 1997 in connection with an agreement to lease 175 delivery vehicles.

(7)      INTANGIBLE ASSETS:

Intangible assets (see Note 3) consist of the following (in thousands) -

                                                                                            December 31,
                                                                                     -----------------------------
                                                                                          1997            1996
                                                                                     -------------  --------------
  Goodwill                                                                               $2,992           $3,616
  Noncompete agreements                                                                     336              336
  Customer lists                                                                            242              167
  Other                                                                                     118              165
                                                                                    --------------  --------------
                                                                                          3,688            4,284
  Less - accumulated amortization                                                          (590)            (440)
                                                                                   ---------------  --------------
                                                                                         $3,098           $3,844
                                                                                   ===============  ==============


(8)   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

Accrued expenses and other current liabilities consist of the following  (in thousands) -

                                                                                             December 31,
                                                                                   -------------------------------
                                                                                         1997            1996
                                                                                   ---------------  --------------
 Payroll and related expenses                                                           $3,088           $2,738
 Third party delivery costs                                                              1,525              605
 Insurance                                                                                 274              816
 Professional fees                                                                         367              413
 Rent                                                                                      151              371
 Other                                                                                     887              606
                                                                                   ---------------  --------------
                                                                                        $6,292           $5,549
                                                                                   ===============  ==============


(9)      SHORT-TERM BORROWINGS AND LONG-TERM DEBT:

Short-term borrowings -

At December 31, 1997 and 1996, the Company had line of credit agreements for $15 million and $10 million, respectively. The Company's outstanding borrowings on such lines of credit were approximately $7.4 million at December 31, 1997 and $7.2 million at December 31, 1996.

In July 1997, the Company entered into a two-year agreement with First Union Commercial Corporation ("First Union") to establish a revolving credit facility (the "First Union Agreement"). The proceeds of the credit facility were used to repay borrowings under the credit agreement with Summit Bank and Mellon Bank N.A. (See below). Credit availability is based on eligible amounts of accounts receivable, as defined, up to a maximum amount of $15 million and is secured by substantially all of the assets, including certain cash balances, accounts receivable, equipment and leasehold improvements and general intangibles of the Company and its subsidiaries. The First Union Agreement provides for fixed rate and variable rate loans. Interest rates on fixed rate borrowings are based on LIBOR, which was 5.81% at December 31, 1997, plus 1.5% to 2%. Variable rate borrowings are based on First Union's prime lending rate, which was 8.5% at December 31, 1997, minus .25% to plus .25%. Based on eligible accounts receivable at December 31, 1997, $3.9 million of the facility was available for future borrowing.

Under the terms of the First Union Agreement, the Company is required to maintain certain financial ratios and comply with other financial conditions. The First Union Agreement also prohibits the Company from incurring certain additional indebtedness, limits certain investments, advances or loans and restricts substantial asset sales, capital expenditures and cash dividends. At December 31, 1997 the Company was in compliance with all loan covenants. Borrowings under the line of credit facility averaged approximately $7.7 million with an average interest rate of 9.9% for the year ended December 31, 1997. Maximum borrowings were $9.6 million for the same period.

In May 1996, the Company entered into a credit agreement (the"Credit Agreement") with Summit Bank and Mellon Bank N.A. (the "Banks") to establish a revolving credit facility. The line of credit was secured by substantially all assets of the Company and provided for fixed rate and variable rate loans. Interest rates on fixed rate borrowings were based on the London Inter-bank Offered Rate (the "LIBOR") and variable rate borrowings were based on margins over the Banks' lending rates. The line of credit was repaid in July 1997. In 1997, average borrowings under this line of credit were approximately $8.1 million with an average interest rate of 9.4%. Maximum borrowings for 1997 were approximately $8.3 million. Borrowings under the line of credit averaged approximately $6.6 million with an average interest rate of 8.23% for the year ended December 31, 1996. Maximum borrowings were $7.3 million for the year ended December 31, 1996.

In 1996, the Company also had several available lines of credit which bore interest at rates ranging from prime plus 0.75% to prime plus 1.5%. These lines of credit were collateralized by certain subsidiaries' accounts receivable and guaranteed by certain stockholders. In 1996, average borrowings under these lines of credit were approximately $2.5 million with an average interest rate of 8.2%. Maximum borrowings for 1996 were approximately $2.9 million. These lines of credit were repaid during 1996.



Long-Term Debt -

Long-term debt consists of the following (in thousands) -

                                                                                        December 31,
                                                                                  -------------------------
                                                                                      1997         1996
                                                                                  -----------  ------------
8% Subordinated Convertible Debentures (a)                                           $2,000        $2,000
Capital lease obligations due through October 2000 with interest at rates ranging
 from 5.3% to 15.2% and secured by the related property.                              2,631           476
Seller-financed debt on acquisitions, payable in annual and quarterly installments through April 1998 and monthly payments based on collected revenues through
 September 2000 with interest imputed at the rate of 9%.                                611         1,348
Various equipment and vehicle notes payable to banks and finance companies due through January 2000 with interest ranging from 8.0% to 12.5% and secured by
 various assets of certain subsidiaries.                                                133           501
Debt due to former owners, their relatives, and employees of a business acquired by the Company in 1996, with quarterly principal and interest payments through
 September 2001 together with interest at a rate of 8%.                                 145           185
Other                                                                                     -            57
                                                                                  -----------  ------------
                                                                                      5,520         4,567
Less - Current maturities                                                             3,280         1,152
                                                                                  -----------  ------------
                                                                                     $2,240        $3,415
                                                                                  ===========  ============


(a) In September 1995, the Company issued $2 million in the aggregate principal amount of its 8% Subordinated Convertible Debentures (the "Debentures"). The Debentures mature on August 21, 2000. Interest on the Debentures accrues at the rate of 8% per annum and is payable quarterly. The Debentures are redeemable at the option of the Company, in whole or in part, without premium or penalty at any time on or after August 18, 1998, at their face amount plus accrued and unpaid interest, if any, to the date of redemption. The Debentures are redeemable at the option of the holder, in whole but not in part, without premium or penalty, at any time after August 21, 1998. Accordingly, the Company has included the Debentures totaling $2 million in current maturities of long-term debt at December 31, 1997. The Debentures are convertible into 180,995 shares of Common Stock at the option of the holder through August 20, 2000.

The aggregate annual principal maturities of debt (excluding capital lease obligations) as of December 31, 1997 are as follows (in thousands) -

        1998                                                    $2,354
        1999                                                       258
        2000                                                       196
        2001                                                        81
                                                          -----------------
           Total                                                $2,889
                                                          =================

The  Company  leases  certain  transportation   equipment  under  capital  lease
agreements which expire at various dates. At December 31, 1997, minimum annual payments under capital leases, including interest, are as follows
(in thousands)-

        1998                                                   $1,096
        1999                                                    1,075
        2000                                                      733
                                                          ---------------
          Total minimum payments                                2,904
        Less - Amounts representing interest                     (273)
                                                          ---------------
          Net minimum payments                                  2,631
        Less - Current portion of obligations
            under capital leases                                 (926)
                                                          ---------------
       Long-term portion of obligations under
            capital leases                                     $1,705
                                                          ===============


(10)     EMPLOYEE BENEFIT PLANS:

Several subsidiaries had defined contribution plans, which allowed for voluntary pretax contributions by the employees. The subsidiaries paid all general and administrative expenses of the plans and in some cases made matching contributions on behalf of the employees. The Company adopted a 401(k) retirement plan during 1996 and merged all of the subsidiary plans into the newly adopted plan. Substantially all employees are eligible to participate in the plan and are permitted to contribute between 1% and 20% of their annual salary. The Company has the right to make discretionary contributions which will be allocated to each eligible participant. The Company did not make discretionary contributions for the years ended December 31, 1997 and 1996.

(11)     INCOME TAXES:

Federal and state income tax provision (benefit) for the years ended December 31, 1997, 1996 and 1995 are as follows (in thousands) -

                                           1997                1996               1995
                                     ---------------     ---------------   -----------------
  Federal-
  Current                                  $723                ($60)             $511
  Deferred                                  (35)               (752)               77
 State                                      200                (146)              106
                                     ---------------     ---------------   -----------------
                                           $888               ($958)             $694
                                     ===============     ===============   =================


The differences in Federal income taxes provided and the amounts determined by applying the Federal statutory tax rate (34%) to income (loss) from continuing operations before income taxes for the years ended December 31, 1997, 1996 and 1995, result from the following (in thousands) -

                                               1997                1996               1995
                                        ----------------    ----------------  ------------------


Tax at statutory rate                        $865               $(616)               $227
Add (deduct) the effect of-
 State income taxes                           132                 (96)                 70
 Nondeductible expenses and other, net       (109)                 65                  27
 Provision for potential tax matters            -                   -                 400
 Reduction of estimated taxes provided
  in the prior year                             -                (311)                  -
 Other                                          -                   -                 (30)
                                        ----------------    ----------------  ------------------
                                             $888               ($958)               $694
                                        ================    ================  ==================

The acquired businesses filed "short-period" Federal tax returns through November 30, 1995. In connection with such filings the Company provided $400,000 during 1995 to cover any potential exposures related to the filings, which was subsequently reduced by $311,000 in 1996.

The components of deferred income tax assets and liabilities, are as follows (in thousands) -

                                                              December 31,
                                                  -----------------------------------
                                                      1997                1996
                                                  ----------------    ---------------
 Current deferred income tax asset -
  Allowance for doubtful accounts                      $633                $690
  Reserves and other, net                               574                 356
                                                 ----------------     ---------------

    Total deferred income tax asset                  $1,207              $1,046
                                                 ================    ===============

 Non-current deferred income tax liability -
  Cash to accrual differences, net                    ($176)              ($369)
  Accumulated depreciation and amortization            (320)               (161)
  Other                                                (554)               (497)
                                                  ---------------    ---------------

   Total deferred income tax liability              ($1,050)            ($1,027)
                                                 ================    ===============



(12)     COMMITMENTS AND CONTINGENCIES:

 Operating Leases -

The Company leases its office and warehouse facilities under noncancellable operating leases, which expire at various times through January 2007. The approximate minimum rental commitments of the Company, under existing agreements as of December 31, 1997, are as follows (in thousands) -

1998                                                       $3,094
1999                                                        2,502
2000                                                        2,033
2001                                                        1,600
2002                                                          707
Thereafter                                                  2,019

Rent expense related to operating leases amounted to approximately $3.5 million, $3.8 million and $1.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. In connection with the sale of the assets of Logistics (see
Note 5), the Company guaranteed the warehouse lease obligation covering Logistic's principal place of business (the "Facility Lease") for one year commencing January 1, 1998. The purchaser's majority shareholder has personally guaranteed the Facility Lease in favor of the Company for six months commencing January 1, 1998. The Company's maximum exposure as guarantor is approximately $396,000 at December 31, 1997.

Litigation -

On March 19, 1997, a purported class action complaint, captioned Gapszewicz v. Consolidated Delivery & Logistics, Inc., et al. (97 Civ. 1939), was filed in the United States District Court for the Southern District of New York (the "Court") against the Company, certain of the Company's present and former executive officers, and the co-managing underwriters of the Company's initial public offering (the "Offering"). The gravamen of the complaint is that the Company's registration statement for the Offering contained misstatements and omissions of material fact in violation of the federal securities laws and that the Company's financial statements included in the registration statement were false and misleading and did not fairly reflect the Company's true financial condition. The complaint seeks the certification of a class consisting of purchasers of the Company's Common Stock from November 21, 1995 through February 27, 1997, rescission of the Offering, attorneys' fees and other damages. In April 1997, five other complaints containing allegations identical to the Gapszewicz complaint were filed in the same federal court against the Company. On May 27, 1997, these six complaints were consolidated into a single action entitled "In re Consolidated Delivery & Logistics, Inc. Securities Litigation". On July 16, 1997, the Company and the underwriter defendants filed a motion to dismiss the complaint. In response, the plaintiffs filed an amended complaint on October 20, 1997. A motion to dismiss the amended complaint was filed by the Company and the underwriter defendants on December 15, 1997. No ruling on the Company's motion has been rendered by the Court. The Company believes the allegations contained in the amended complaint are without merit and intends to continue to vigorously defend the action.

The Company and its subsidiaries are from time to time, parties to litigation arising in the normal course of their business, most of which involves claims for personal injury and property damage incurred in connection with their operations. Management believes that none of these actions, including the above action, will have a material adverse effect on the financial position or results of operations of the Company and its subsidiaries.

Sales Agency Agreements -

The  Company  has  entered  into  sales  agency   agreements  with   independent
contractors with varying terms to perform courier services on behalf of the Company. The independent contractors provide marketing and sales services and the Company provides the resources to perform courier services. In connection with these transactions the Company retains from the independent contractors a fee for services rendered of approximately 10% of revenues. The profit on these sales net of the Company's fees for its services are remitted back to the independent contractors as payment for marketing and sales services rendered. Sales agency charges totaled $4.7 million, $3.8 million and $1 million in 1997, 1996 and 1995, respectively.


 (13)    STOCKHOLDERS' EQUITY:

Pursuant to a Representation Agreement, dated November 15, 1994 (as amended, the "Representation Agreement"), between the Company and CTA Group, LLC ("CTA"), David T. Lardier agreed to lend or otherwise advance to the Company all funds necessary to effect the Mergers and to provide CTA with all funds necessary to provide the services to be provided by CTA under the Representation Agreement, including but not limited to, the funds necessary to retain and pay certain professional expenses incurred in connection therewith. In exchange, the Company agreed upon completion of the Mergers to reimburse Mr. Lardier for the amounts advanced.

At June 30, 1995, CTA had incurred expenses totaling approximately $1.3 million in connection with the Mergers (consisting primarily of professional fees and expenses) for which it had not been reimbursed by Mr. Lardier. Under the terms of the Representation Agreement, Messrs. Mattei and Wojak had the right to require the Company to repurchase the 1,400,000 shares of common stock held by Mr. Lardier at a price of $1,000 (his original purchase price) in the event that Mr. Lardier did not advance funds needed to complete the Mergers.

Pursuant to Mr. Lardier's failure to perform under the Representation Agreement, CTA redeemed his shares for his original purchase price. Pursuant to a Termination Agreement, dated August 14, 1995 (the "Termination Agreement") the Company agreed to permit Mr. Lardier to assign 99,446 shares of common stock and his contingent right to repayment of funds advanced plus interest (fixed at $1.2 million) to certain of Mr. Lardier's creditors in exchange for their releases of all claims against CTA and the Company. In addition, Mr. Lardier agreed that CTA was not entitled to any fee upon the completion of the Mergers. The Company has also agreed to release Mr. Lardier from any obligation to fund the unreimbursed expenses incurred by CTA prior to the date of the Termination Agreement and his continuing obligation to fund future expenses.

Under a management agreement in 1995, certain officers reduced their ownership of Common Stock by 305,577 shares to an aggregate of 394,423 shares.

(14)     STOCK OPTION PLANS:

The Company has two stock option plans under which employees and independent directors may be granted options to purchase shares of Company Common Stock at or above the fair market value at the date of grant. Options generally vest in one to four years and expire in 10 years.

Employee Stock Compensation Program -

In September 1995, the Board of Directors adopted, and the stockholders of the Company approved the Company's Employee Stock Compensation Program (the "Employee Stock Compensation Program"). The Employee Stock Compensation Program authorizes the granting of incentive stock options, non-qualified supplementary options, stock appreciation rights, performance shares and stock bonus awards to key employees of the Company, including those employees serving as officers or directors of the Company. The Company has reserved 1,400,000 shares of Common Stock for issuance in connection with the Employee Stock Compensation Program. The Employee Stock Compensation Program is administered by a committee of the Board of Directors (the "Administrators") made up of directors who are disinterested persons. Options and awards granted under the Employee Stock Compensation Program will have an exercise or payment price as established by the Administrators provided that the exercise price of incentive stock options may not be less than the fair market value of the underlying shares on the date of grant. Unless otherwise specified by the Administrators, options and awards will vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant.

1995 Stock Option Plan for Independent Directors -

In September 1995, the Board of Directors adopted, and the stockholders of the Company approved, the Company's 1995 Stock Option Plan for Independent Directors (the "Director Plan"). The Director Plan authorizes the granting of non-qualified stock options to non-employee directors of the Company. The Company has reserved 100,000 shares of Common Stock for issuance in connection with the Director Plan. The Director Plan is administered by a committee of the Board of Directors (the "Committee"), none of whom will be eligible to participate in the Director Plan. The Director Plan provided for an initial grant of an option to purchase 1,500 shares of Common Stock upon election as a director of the Company, a second option to purchase 1,000 shares of Common Stock upon the one-year anniversary of such director's election and subsequent annual options for 500 shares of Common Stock upon the anniversary of each year of service as a director. In August 1997, the Board of Directors approved amendments to the Director Plan. The amendments replace the annual stock option grants of the original plan with grants of 1,250 shares of stock options on the first trading day of each fiscal quarter commencing on October 1, 1997. The amendments to the Director Plan are subject to shareholder approval at the next annual meeting and accordingly the 5,000 options granted during 1997 under the amended plan will be void if shareholder approval is not obtained.

Information regarding the Company's stock option plans is summarized below:


                                                                                               Weighted
                                                                        Number                 Average
                                                                          Of                   Exercise
                                                                        Shares                  Price
                                                                   ------------------      -----------------
       Outstanding at January 1, 1995                                           -

         Granted                                                          395,000                $13.00
         Exercised                                                              -                     -
         Canceled                                                               -                     -
                                                                   ------------------

       Outstanding at December 31, 1995                                   395,000                $13.00

         Granted                                                          219,706 (1)             $8.86
         Exercised                                                              -                     -
         Canceled                                                         (52,138)               $13.00
                                                                   ------------------

       Outstanding at  December 31, 1996                                  562,568                $11.36

         Granted                                                          444,928                 $3.85
         Exercised                                                              -                     -
         Canceled                                                         (99,373)               $10.15
                                                                   ------------------

       Outstanding at  December 31, 1997                                  908,123                 $7.80
                                                                   ==================

     Options exercisable at:
       December 31, 1995                                                        -                     -
                                                                   ==================      =================
       December 31, 1996                                                  131,037                $11.94
                                                                   ==================      =================
       December 31, 1997                                                  576,592                 $7.33
                                                                   ==================      =================


(1) Includes 100,179 grants approved by the Compensation Committee of the Board of Directors in January 1996 that were priced effective as of the date of the Mergers (November 27, 1995).

At December 31, 1997, options available for grant under the Employee Stock Compensation Plan and the Director Plan total 501,877 and 90,000, respectively.

The following summarizes information about option groups outstanding and exercisable at December 31, 1997:

                                      Outstanding Options                               Exercisable Options
                     -------------------------------------------------------    -------------------------------------

                          Number                                                      Number
                        Outstanding           Weighted           Weighted          Exercisable           Weighted
    Range of               as of               Average           Average              as of               Average
    Exercise           December 31,           Remaining          Exercise          December 31,          Exercise
     Prices                1997                 Life              Price                1997                Price
-----------------    ------------------    ----------------    -------------    -------------------    --------------
    $2.31 -
        $4.75                364,492              9.73               $3.03            225,712               $3.09
    $4.88 -
       $7.88                 160,161              9.25               $6.24            153,263               $6.25
   $13.00                    383,470              7.91              $13.00            197,617              $13.00
-----------------    ------------------    ----------------    -------------    -------------------    --------------


The Company adopted the provisions of SFAS 123 and has chosen to continue to account for stock-based compensation using the intrinsic value method.
Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Pro forma information regarding net income (loss) and earnings (loss) per share is required, and has been determined as if the Company had accounted for its stock options under the fair value method. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for 1997, 1996 and 1995.

                                                                            1997                1996               1995
                                                                       ---------------     ---------------   -----------------
           Weighted average fair value                                         $1.50                $3.06             $6.39
           Risk-free interest rate                                             5.60%                6.50%             6.50%
           Volatility factor                                                     55%                  37%               37%
           Expected life                                                     5 years              7 years          10 years
           Dividend Yield                                                       None                 None               None
                                                                       ---------------     ---------------   -----------------

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income (loss) and income (loss) per share were as follows (in thousands except per share data):

                                                                            1997                1996               1995
                                                                       ---------------     ---------------   -----------------

           Net income (loss) - as reported                                     $459                 ($683)            ($195)
           Net income (loss) - pro forma                                       (295)               (1,399)             (283)
           Basic and Diluted:
             Income (loss) per share - as reported                              .07                 (.10)             (.10)
             Income (loss) per share - pro forma                               (.04)                (.21)             (.14)
                                                                       ---------------     ---------------   -----------------

(15)     RELATED PARTY TRANSACTIONS:

Leasing Transactions -

Certain subsidiaries of the Company paid approximately $905,000, $851,000 and $217,000 for the years ended December 31, 1997, 1996 and 1995, respectively, in rent to certain directors, stockholders or Companies owned and controlled by directors or stockholders of the Company. Rent is paid for office, warehouse facilities and transportation equipment.

Administrative Fees and Other -

The Company incurred sales commissions and consulting fees of $1.3 million in 1997, $1.1 million in 1996 and $229,000 in 1995 to companies affiliated through common ownership with directors or stockholders of the Company or to former employees of the Company or its subsidiaries. As of December 31, 1997 and 1996, accrued expenses and other current liabilities included approximately $274,000 and $191,000, respectively, of accrued sales commissions due to related parties. See Note 17 for restructuring charges that pertain to related parties.

In connection with the Merger discussed in Note 1, stockholders of the acquired businesses entered into five-year covenants-not-to-compete agreements with the Company. Additionally, certain of the stockholders received employment contracts.

(16)     SALE OF SUBSIDIARY:

On January 31, 1997 the Company sold the stock of Distribution Solutions International, Inc. (DSI), a subsidiary involved in contract logistics, to its former owner and president in exchange for 137,239 shares of the Company's common stock, valued at approximately $4.38 per share (the closing price of the Company's common stock on the sale date.) In connection with the sale, the Company recorded a gain of approximately $816,000 before applicable federal and state income taxes. Revenue included in the accompanying consolidated financial statements from the operation were approximately $400,000, $4.6 million and $1.9 million for the month of January 1997 and the years ended December 31, 1996 and December 31, 1995, respectively. Operating losses were approximately $20,000, $650,000 and $157,000 for the month of January 1997 and the years ended December 31, 1996 and December 31, 1995, respectively.


(17)   RESTRUCTURING CHARGE:

During the fourth quarter of 1996, the Company recognized the impact of several non-recurring charges totaling $1.4 million ($0.12 per share). The restructuring charge included salary and contract settlements, abandonment of operating leases and other costs associated with management headcount reduction and other consolidation issues. At December 31, 1997, $339,000 was included in accrued expenses and $344,000 was included in other liabilities, of which $275,000 and $344,000, respectively, were payable to a former director and stockholder of the Company or its subsidiaries. At December 31, 1996, $602,000 was included in accrued expenses and $781,000 was included in other liabilities, of which $275,000 and $619,000, respectively, were payable to a former director and stockholder of the Company or its subsidiaries.

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for interest and income taxes for the years ended December 31, 1997, 1996 and 1995 was as follows (in thousands) -

                                                                      1997              1996            1995
                                                                -----------------   --------------  --------------

                           Interest                               $1,024                $831            $177
                           Income taxes                              245                 878             383
                                                                -----------------   --------------  --------------



Supplemental  schedule of noncash financing  activities for the years ended December 31, 1997, 1996 and 1995 was as follows (in thousands) -

                                                                    1997              1996            1995
                                                              --------------   --------------  --------------

Capital lease obligations incurred                              $2,700                $202            $238
Seller financed debt related to purchase of businesses              50               1,929              52
Issuances of common stock in connection with purchases
 of businesses                                                      25               1,102               -
Adjustment of purchase price for businesses
 previously acquired                                               357                   -               -
Note receivable issued in connection with disposal of
 assets of discontinued operations                                725                    -               -
                                                             -----------------   --------------  --------------



(19)   SUBSEQUENT EVENT:

During February 1998, the Board of Directors approved, subject to shareholder approval, the Employee Stock Purchase Plan ("Employee Purchase Plan"), effective April 1, 1998. The Employee Purchase Plan permits eligible employees to purchase Company common stock at 85% of the closing market price on the last trading day prior to the commencement of the purchase period. It is intended to be an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986.



                             CONSOLIDATED DELIVERY & LOGISTICS, INC. AND SUBSIDIARIES
                                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                      (In thousands except share information)

                                                                        March 31,          December 31, 1997
                                                                           1998
                                                                     -----------------     -------------------
                                                                       (Unaudited)              (Note 1)

                              ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                     $853               $1,812
  Accounts receivable, net                                                    18,588               21,275
  Prepaid expenses and other current assets                                    2,721                2,992
                                                                     -----------------     -------------------
    Total current assets                                                      22,162               26,079

EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net                                      6,144                5,667
OTHER ASSETS                                                                   3,998                4,403
NONCURRENT ASSETS OF DISCONTINUED
  OPERATIONS                                                                       -                   10
                                                                     -----------------     -------------------
    Total assets                                                             $32,304              $36,159
                                                                     =================     ===================

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Short-term borrowings                                                       $4,353               $7,360
  Current maturities of long-term debt                                         2,501                3,280
  Accounts payable and accrued liabilities                                    12,385               12,868
  Net liabilities of discontinued operations                                      88                   52
                                                                     -----------------     -------------------
    Total current liabilities                                                 19,327               23,560

LONG-TERM DEBT                                                                 2,511                2,240
OTHER LONG-TERM LIABILITIES                                                    1,611                1,745
                                                                     -----------------     ------------------

    Total liabilities                                                         23,449               27,545
                                                                     -----------------     -------------------

STOCKHOLDERS' EQUITY
 Preferred stock, $.001 par value; 2,000,000 shares
   authorized; no shares issued and outstanding                                    -                    -
 Common stock, $.001 par value; 30,000,000 shares
   authorized; 6,666,884 shares issued and outstanding
   at March 31, 1998 and December 31, 1997                                         7                    7
 Additional paid-in capital                                                    9,026                9,026
 Accumulated deficit                                                            (178)                (419)
                                                                     -----------------     -------------------
    Total stockholders' equity                                                 8,855                8,614
                                                                     -----------------     -------------------
    Total liabilities and stockholders' equity                               $32,304              $36,159
                                                                     =================     ===================

          See accompanying notes to condensed consolidated financial statements.


                             CONSOLIDATED DELIVERY & LOGISTICS, INC. AND SUBSIDIARIES
                                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (In thousands, except per share data)
                                                    (Unaudited)

                                                                           For the Three Months Ended March
                                                                                         31,
                                                                          -----------------------------------
                                                                               1998                1997
                                                                          ---------------     ---------------


Revenue                                                                      $42,686             $40,409

Cost of revenue                                                               33,278              31,068
                                                                          ---------------     ---------------

  Gross profit                                                                 9,408               9,341

Selling, general, and administrative expenses                                  8,823               9,712
                                                                          ---------------     ---------------

  Operating income (loss)                                                        585                (371)

Other (income) expense
  Gain on sale of subsidiary, net                                                  -                (816)
  Interest expense                                                               264                 244
  Other income, net                                                              (80)                (95)
                                                                          ---------------     ---------------

Income from continuing operations before
    income taxes                                                                 401                 296

Provision for income taxes                                                       160                 119
                                                                          ---------------     ---------------

Income from continuing operations                                                241                 177

Loss from discontinued operations, net of tax of $44                               -                 (66)
                                                                          ---------------     ---------------

  Net income                                                                    $241                $111
                                                                          ===============     ===============

Basic and diluted income (loss) per share:
  Continuing operations                                                         $.04                $.03
  Discontinued operations                                                          -                (.01)
                                                                          ---------------     ---------------
  Net income per share                                                          $.04                $.02
                                                                          ===============     ===============

Basic weighted average common shares outstanding                               6,667               6,706
                                                                          ===============     ===============

Diluted weighted average common shares outstanding                             6,783               6,706
                                                                          ===============     ===============

         See accompanying notes to condensed consolidated financial statements.



                             CONSOLIDATED DELIVERY & LOGISTICS, INC. AND SUBSIDIARIES
                                  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (In thousands)
                                                    (Unaudited)

                                                                               For the Three Months Ended
                                                                                        March 31,
                                                                             --------------------------------
                                                                                 1998              1997
                                                                             --------------    --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                          $241              $111
Adjustments to reconcile net income to net cash provided by
  operating activities -
    Gain on disposal of equipment and leasehold improvements                           -                (6)
    Gain on sale of subsidiary                                                         -              (816)
    Depreciation and amortization                                                    614               360
    Changes in operating assets and liabilities
      (Increase) decrease in -
        Accounts receivable, net                                                   2,686               911
        Prepaid expenses and other current assets                                    271              (719)
        Other assets                                                                 211              (282)
      Increase (decrease) in -
        Accounts payable and accrued liabilities                                    (483)              857
        Other long-term liabilities                                                 (134)              306
                                                                             --------------    --------------
          Net cash provided by operating activities                                3,406               722
                                                                             --------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of equipment and leasehold improvements                           -                22
  Additions to equipment and leasehold improvements                               (1,033)             (274)
                                                                             --------------    --------------
          Net cash used in investing activities                                   (1,033)             (252)
                                                                             --------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Short-term borrowings (repayments), net                                         (3,007)            1,050
  Repayments of long-term debt                                                      (371)             (232)
                                                                             --------------    --------------
          Net cash (used in) provided by  financing activities                    (3,378)              818
                                                                             --------------    --------------

CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS                                    46              (180)
                                                                             --------------    --------------

          Net (decrease) increase in cash and cash equivalents                      (959)            1,108

CASH AND CASH EQUIVALENTS, beginning of period                                     1,812             1,757
                                                                             --------------    --------------

CASH AND CASH EQUIVALENTS, end of period                                            $853            $2,865
                                                                             ==============    ==============


      See accompanying notes to condensed consolidated financial statements.

            CONSOLIDATED DELIVERY & LOGISTICS, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)      BASIS OF PRESENTATION:

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed consolidated balance sheet at December 31, 1997 has been derived from the audited financial statements at that date. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending December 31, 1998. Certain reclassifications have been made to prior year amounts to conform with the current presentation, including the reclassification of the Company's fulfillment and direct mail business as a discontinued operation (see Note 3). For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-K for the year ended December 31, 1997.

(2)       SHORT-TERM BORROWINGS:

         Under the terms of its July 14, 1997 Revolving Credit Facility with First Union Commercial Corporation (the "Bank"), the Company was not in compliance with one of its loan covenants as of and for the three month period ended March 31, 1998. The Bank has issued a waiver to the Company with respect to such non-compliance for the three month period ended March 31, 1998. The Company intends to negotiate appropriate changes in such loan covenant.

(3)      DISCONTINUED OPERATIONS:

         In October 1997, the Company announced its intention to pursue a plan to dispose of its fulfillment and direct mail business. On December 31, 1997, the Company entered into an agreement providing for the sale of certain assets of its fulfillment and direct mail business. Accordingly, the financial position and operating results of the Company's fulfillment and direct mail business have been segregated from continuing operations and reclassified as a discontinued operation in the accompanying condensed consolidated financial statements.

         Results from the discontinued fulfillment and direct mail business were as follows (in thousands):

                                                                         Three Months Ended
                                                                             March 31,
                                                                  ---------------------------------
                                                                       1998              1997
                                                                  ---------------    --------------

           Revenue                                                      $      -           $1,326
                                                                  ===============    ==============

         The net assets  (liabilities) of discontinued  operations are comprised of the following (in thousands):

                                                                 March 31,              December 31,
                                                                    1998                    1997
                                                            ---------------------    --------------------

           Current assets                                               $145                  $3,829
           Current liabilities                                          (233)                 (3,881)
                                                            ---------------------    --------------------
              Net current liabilities                                    (88)                    (52)
           Equipment and leasehold improvements                            -                      10
                                                            ---------------------    --------------------
           Net liabilities of discontinued operations                   ($88)                   ($42)
                                                            =====================    ====================


(4)      LITIGATION:

         On March 19, 1997, a purported class action complaint, captioned Gapszewicz v. Consolidated Delivery & Logistics, Inc., et al. (97 Civ.
         1939), was filed in the United States District Court for the Southern District of New York (the "Court") against the Company, certain of the Company's present and former executive officers, and the co-managing underwriters of the Company's initial public offering (the "Offering"). The gravamen of the complaint is that the Company's registration statement for the Offering contained misstatements and omissions of material fact in violation of the federal securities laws and that the Company's financial statements included in the registration statement were false and misleading and did not fairly reflect the Company's true financial condition. The complaint seeks the certification of a class consisting of purchasers of the Company's Common Stock from November 21, 1995 through February 27, 1997, rescission of the Offering, attorneys' fees and other damages. In April 1997, five other complaints containing allegations identical to the Gapszewicz complaint were filed in the same federal court against the Company. On May 27, 1997, these six complaints were consolidated into a single action entitled "In re Consolidated Delivery & Logistics, Inc. Securities Litigation". On July 16, 1997, the Company and the underwriter defendants filed a motion to dismiss the complaint. In response, the plaintiffs filed an amended complaint on October 20, 1997. A motion to dismiss the amended complaint was filed by the Company and the underwriter defendants on December 15, 1997. No ruling on the Company's motion has been rendered by the Court. The Company believes the allegations contained in the amended complaint are without merit and intends to continue to vigorously defend the action.

         The Company and its subsidiaries are from time to time, parties to litigation arising in the normal course of their business, most of which involves claims for personal injury and property damage incurred in connection with their operations. Management believes that none of these actions, including the above action, will have a material adverse effect on the financial position or results of operations of the Company and its subsidiaries.


(5)      INCOME (LOSS) PER SHARE:

         The Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), in the quarter ended December 31, 1997. SFAS 128 establishes standards for the method of computation, presentation and disclosure for earnings per share ("EPS") and requires the presentation of basic and diluted EPS. Previously reported EPS amounts were not affected by the adoption of this new standard. There were no differences between basic and diluted EPS for the three months ended March 31, 1998 and 1997. The conversion of the debentures into common stock (see Note 6) were antidilutive for 1998 and 1997. The dilutive amount of stock options was not significant for 1998 and the conversion of the stock options were antidilutive for 1997.

         A reconciliation of weighted average common shares outstanding to weighted average common shares outstanding assuming dilution follows:

                                                                  Three Months Ended March 31,
                                                                ---------------------------------
                                                                     1998                 1997
                                                                ---------------       --------------
           Basic weighted average common
             shares oustanding                                     6,666,884            6,705,822
           Effect of dilutive securities:
             Stock options                                           115,832                    -
                                                                ---------------       --------------
           Diluted weighted average common
             shares outstanding                                    6,782,716            6,705,822
                                                                ===============       ==============



(6)      SUBSEQUENT EVENT:

         On April 1, 1998 the Company converted $740,000 of the $2 million of 8% Subordinated Convertible Debentures (the " 8% Debentures") to 10%
         Subordinated Convertible Debentures (the "10% Debentures") and issued $150,000 of additional 10% Debentures. The 10% Debentures are convertible into common stock of the Company at a conversion price of $5.50 per share, accrue interest at 10% per annum which is payable quarterly, mature on August 21, 2000 and extend the initial repayment date by one year from August 1998 to August 1999. The 10% Debentures are redeemable by the Company, in whole or in part, without premium or penalty at any time on or after August 18, 1999, at their face amount plus accrued and unpaid interest, if any, to the date of redemption. The 10% Debentures are redeemable at the option of the holder, in whole but not in part, without premium or penalty, at any time after August 21, 1999. As a result of the above transaction, $740,000 of the $2 million of 8% Debentures has been classified as long-term debt and the remainder, payable in August 1998, has been classified as current maturities of long-term debt in the accompanying condensed consolidated balance sheet as of March 31, 1998.

(7)      NEW ACCOUNTING PRONOUNCEMENTS:

         The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 introduces a new model for segment reporting, called the "management approach." The management approach is based on the way that management organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure - any manner in which management disaggregates a company. The management approach replaces the notion of industry and geographic segments in current accounting standards. SFAS 131 is effective for fiscal years beginning after December 15, 1997 and early adoption is encouraged. However, SFAS 131 need not be applied to interim statements in the initial year of application. SFAS 131 requires restatement of all prior period information reported. The Company intends to adopt this standard when required and is in the process of determining the effect of SFAS 131 on the Company's consolidated financial statements.

         In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The statement is intended to eliminate the diversity in practice in accounting for internal-use software costs and improve financial reporting. The statement is effective for fiscal years beginning after December 15, 1998. The Company is in the process of determining the effect of this statement on the Company's consolidated financial position and results of operations.



         No person  has been  authorized  to give any  information  or to                     CONSOLIDATED  DELIVERY &
make  any   representations   in  connection   with  this  offering  other than                      Logistics, Inc.
those  contained  in this  Prospectus  and, if given or made, such other information  and  representations  must not be relied upon as having been authorized by the Company.  Neither the delivery of this  Prospectus  nor any sale made  hereunder  shall,  under  any  circumstances,  create  any
implication  that there has been no change in the  affairs of the Company                           5,000,000 Shares
since  the  date  hereof  or that the  information  contained  herein  is correct as of any time  subsequent to its date.  This Prospectus does not
constitute  an  offer  to sell or a  solicitation  of an offer to buy any                             COMMON STOCK
securities  other than the  registered  securities  to which it  relates.
This  Prospectus  does not  constitute an offer to sell or a solicitation of an offer to buy such  securities  in any  circumstances  in which such
offer or solicitation is unlawful.                                                           _____________________________
                                                                                                       PROSPECTUS
                                                                                             -----------------------------

                                ---------

                            TABLE OF CONTENTS

                                                                  Page
Prospectus Summary........................................         2
Risk Factors..............................................         4
Price Range of Common Stock...............................         8
Dividend Policy...........................................         8
Selected Financial Data...................................         9
Management's Discussion and Analysis of
   Financial Condition and Results of Operations..........        12
Business..................................................        18                                    , 1998
Management................................................        25
Certain Transactions......................................        33
Principal Stockholders....................................        36
Description of Capital Stock..............................        37
Description of Debentures ................................        38
Shares Eligible for Future Sale ..........................        39
Legal Matters ............................................        39
Experts ..................................................        40
Additional Information ...................................        40
Index to Financial Statements ............................        40


                Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Article Seventh of the Company's Second Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all directors and officers of the Company whom it may indemnify pursuant thereto.

         Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been judged liable to the corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Article  Eighth  of  the  Company's  Second  Restated   Certificate  of
Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as director except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

         The Company maintains directors' and officers' liability insurance which insures its directors and officers and the directors and officers of its subsidiaries against certain liabilities in certain circumstances.

Item 21.  Exhibits and Financial Statement Schedules

         (a)      Exhibits

  Exhibit                                                    Description
  Number
  2.1         Agreement  and  Plan  of  Reorganization,  dated  as of  September
              8, 1995, by and among Consolidated Delivery & Logistics, Inc., American Courier Acquisition Corp., American Courier Express, Inc. and the Stockholders named therein (filed as Exhibit 2.1 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference)

  2.2 Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., Bestway Distribution Acquisition Corp., Bestway Distribution Services, Inc., Crown Courier Systems, Inc. and the Stockholders named therein (filed as Exhibit 2.2 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  2.3 Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., Click Messenger Acquisition Corp., Click Messenger Service, Inc., Click Messenger Service of N.Y., Inc., Meteor Messenger Service, Inc. (t/a Prime time), Cassidy, Ltd., DMK Services, Ltd. and the Stockholders named therein (filed as Exhibit 2.3 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  2.4 Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., Court Courier Acquisition Corp., Court Courier Systems, Inc., Court Courier _ Revex of Connecticut, Inc. and the Stockholders named therein (filed as Exhibit 2.4 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  2.5 Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., Distribution Solutions Acquisition Corp., Distribution Solutions International, Inc. and the Stockholder named therein (filed as Exhibit 2.5 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  2.6 Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., Clayton/National Acquisition Corp., Clayton/National Courier Systems, Inc., National Express Company, Inc. and the Stockholders named therein (filed as Exhibit 2.6 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  2.7 Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., Olympic Courier Acquisition Corp., Olympic Courier Systems, Inc., Qualco Courier Systems, Inc. and the Stockholders named therein (filed as Exhibit 2.7 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  2.8 Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., Orbit/Lightspeed Acquisition Corp., Orbit/Lightspeed Courier Systems, Inc., NWC Trucking Corp., BMBA, Inc., O/L Warehousing, Inc. and the Stockholders named therein (filed as Exhibit 2.8 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  2.9 Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., Securities Courier Acquisition Corp., Securities Courier Corporation and the Stockholder named therein (filed as Exhibit
              2.9 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  2.10 Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., Silver Star Acquisition Corp., Silver Star Express, Inc., All World Brokers, Inc., Parcel Delivery Company of Florida, Inc., Silver Star Express North, Inc. and the Stockholders named therein (filed as Exhibit 2.10 to the Company's Registration Statement on Form S-1 (File No.
              33-97008) and incorporated herein by reference).

  2.11 Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., SureWay Air Acquisition Corp., SureWay Air Traffic Corporation and the Stockholders named therein (filed as Exhibit 2.11 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  2.12 Amendment, dated as of November 7, 1995, to Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., Click Messenger Acquisition Corp., Click Messenger Service, Inc., Click Messenger Service of N.Y., Inc., Meteor Messenger Service, Inc. (t/a Prime time), Cassidy, Ltd., DMK Services, Ltd. and the Stockholders named therein (filed as Exhibit 2.12 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  2.13 Amendment, dated as of November 7, 1995, to Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., Clayton/National Acquisition Corp., Clayton/National Courier Systems, Inc., National Express Company, Inc. and the Stockholders named therein (filed as Exhibit 2.13 to the Company's Registration Statement on Form S-1 (File No. 33-97008)
              and incorporated herein by reference).

  2.14 Amendment, dated as of November 7, 1995, to Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., Orbit/Lightspeed Acquisition Corp., Orbit/Lightspeed Courier Systems, Inc., NWC Trucking Corp., BMBA, Inc., O/L Warehousing, Inc. and the Stockholders named therein (filed as Exhibit 2.14 to the Company's Registration Statement on Form
              S-1 (File No. 33-97008) and incorporated herein by reference).

  2.15 Amendment, dated as of October 10, 1995, to Agreement and Plan of Reorganization, dated as of September 8, 1995, by and among Consolidated Delivery & Logistics, Inc., Securities Courier Acquisition Corp., Securities Courier Corporation and the Stockholder named therein (filed as Exhibit 2.15 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  3.1 Second Restated Certificate of Incorporation of Consolidated Delivery & Logistics, Inc. (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  3.2 Amended and Restated By-laws of Consolidated Delivery & Logistics, Inc. (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  4.1 Form of certificate evidencing ownership of Common Stock of Consolidated Delivery & Logistics, Inc. (filed as Exhibit
              4.1 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  4.2         Instruments  defining  the  rights  of  holders  of the  Company's
              long-term   debt  (not  filed  pursuant  to  Regulation  S-K  Item
              601((b)(4)(iii); to be furnished to the Commission upon request).

  5.1         Opinion of Lowenstein Sandler PC*.

  10.1 Consolidated Delivery & Logistics, Inc. Employee Stock Compensation Program (filed as Exhibit 10.1 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  10.2 Consolidated Delivery & Logistics, Inc. 1995 Stock Option Plan for Independent Directors (filed as Exhibit 10. 2 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  10.3        Employment  Agreement,  dated as of February 5, 1997,  with
              Albert W. Van Ness,  Jr. is  incorporated  by reference to Exhibit
              10.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

  10.4 Loan and Security Agreement, dated July 14, 1997 by and between First Union Commercial Corporation and Consolidated Delivery and Logistics, Inc. and Subsidiaries (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the Fiscal quarter ended June 30, 1997 and incorporated herein by reference).

  10.5 Amendment, dated April 11, 1996, to Employment Agreement with John Mattei (filed as Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 and incorporated herein by reference).

  10.6 Employment Agreement, dated as of September 8, 1995, with William T. Brannan (filed as Exhibit 10.6 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  10.7        Employment Agreement,  dated as of September  8, 1995, with Joseph
              G. Wojak (filed as Exhibit 10.7 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  10.8 Employment Agreement, dated as of September 15, 1995, with William Beaury (filed as Exhibit 10.9 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  10.9 Amendment to Loan and Security Agreement, dated September 30, 1997 By and Between First Union Commercial Corporation and Consolidated Delivery & Logistics, Inc. and Subsidiaries (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 and incorporated herein by reference).

  10.10 Employment Agreement, dated as of September 15, 1995, with Michael Brooks (filed as Exhibit 10.12 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  10.11 Asset Purchase Agreement dated December 31, 1997 by and among Consolidated Delivery & Logistics, Inc., Mimatar Corporation and Sureway Logistics Corporation (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on January 15, 1998 and incorporated herein by reference).

  10.12 Promissory Note dated December 31, 1997 by and between Mimatar Corporation and Sureway Logistics Corporation (filed as
              Exhibit 10.2 to the Company's Current Report on Form 8-K filed on January 15, 1998 and incorporated herein by reference).

  10.13 Consulting Agreement, dated July 27, 1997, by and between Clayton/National Courier Systems, Inc., and Labe Leibowitz is incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

  10.14 Amendment, dated December 23, 1997, to Employment Agreement with Al Van Ness, Jr., is incorporated by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

  10.15 Employment Agreement, dated as of September 15, 1995, with Robert Wyatt (filed as Exhibit 10.35 to the Company's Registration Statement on Form S-1 (File No. 33-97008) and incorporated herein by reference).

  21.1        List of subsidiaries of Consolidated  Delivery & Logistics,  Inc.
              (filed as Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference).

  23.1        Consent of Arthur Andersen LLP.

  23.2        Consent of Lowenstein Sandler PC (contained in Exhibit 5.1)*.

  24.1        Power of Attorney.

         (b)      Financial Statement Schedules

         The following financial statement schedules are filed herewith:

  Schedule      Description

  II            Valuation and Qualifying Accounts

*Previously filed.

Item 22.  Undertakings

         (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)  To include any prospectus required by Section 10(a)(3)
                        of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (c) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clifton, State of New Jersey, on August 6, 1998.


                         CONSOLIDATED DELIVERY & LOGISTICS, INC.



                               By:  \s\ Albert W. Van Ness, Jr.
                                    Albert W. Van Ness, Jr.
                                    Chairman of the Board,
                                    Chief Executive Officer and
                                    Chief Financial Officer

         Pursuant to the requirement of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on August 6, 1998.



  Signature                                                     Capacity


\s\ Albert W. Van Ness, Jr.                Chairman of the Board, Chief
  Albert W. Van Ness, Jr.                  Executive Officer (Principal
                                           Executive Officer), Chief Financial
                                           Officer and Director

*______________________                    Director
 William T. Beaury


*______________________                   President, Chief Operating Officer
 William T. Brannan                       and Director



*_______________________                  Director
 Michael Brooks


*_______________________                  Director
 Jon F. Hanson


*_______________________                  Director
 Labe Leibowitz


*_______________________                  Director
 Marilu Marshall


*_______________________                  Director
 Kenneth W. Tunnell


*______________________                   Director
 John S. Wehrle

  * By:
        \s\ Albert W. Van Ness, Jr.
        Albert W. Van Ness, Jr.
          Attorney-in-Fact


                                                                                                        Schedule II

                             CONSOLIDATED DELIVERY & LOGISTICS, INC. AND SUBSIDIARIES
                                         VALUATION AND QUALIFYING ACCOUNTS
                                                  (in thousands)




                                       Balance             Charged                                             Balance
                                          at              to Costs                                              at End
                                       Beginning             and           Write-offs          Other              of
         Description                   of Period          Expenses            (a)              (b)             Period
-------------------------------     ---------------     --------------    -------------     ------------     ------------
For the year ended
   December 31, 1997 -
   Allowance for doubtful
   accounts                             $1,598             $1,117           ($1,282)             $-             $1,433
                                    ===============     ==============    ==============    =============    =============

For the year ended
   December 31, 1996 -
   Allowance for doubtful
   accounts                             $1,249             $1,315            ($966)              $-             $1,598
                                    ===============     ==============    ==============    =============    =============

For the year ended
   December 31, 1995 -
   Allowance for doubtful
   accounts                               $-                $174              ($54)            $1,129           $1,249
                                    ===============     ==============    ==============    =============    =============


(a)      Represents write-offs net of recoveries.
(b)      Represents the addition of the Founding Companies.

                                INDEX TO EXHIBITS

  Exhibits


  23.1         Consent of Arthur Andersen LLP.

  24.1         Power of Attorney.

Exhibit 23.1

                               ARTHUR ANDERSEN LLP



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Consolidated Delivery & Logistics, Inc.:

As independent public accountants, we hereby consent to the use of our report and to all references to our Firm included in or made a part of this registration statement.


                                               \s\  Arthur Andersen LLP
                                                ARTHUR ANDERSEN LLP


Roseland, New Jersey
July 31, 1998

Exhibit 24.1

                                POWER OF ATTORNEY


                  WHEREAS, the undersigned officers and directors of Consolidated Delivery & Logistics, Inc. (the "Company") desire to authorize Albert W. Van Ness, Jr. and William T. Brannan to act as their attorneys-in-fact and agents, for the purpose of executing and filing the registration statement described below, including all amendments and supplements thereto,

                  NOW, THEREFORE,

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Albert W. Van Ness, Jr. and William T. Brannan, and each of them, his true and lawful attorney-in-fact agent agent, with full power of substitution and resubstitution, to sign the registrant's to sign the registrant's Post-Effective Amendment No. 1 to its Registration Statement on Form S-4, including any and all additional post-effective amendments and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  IN WITNESS WHEREOF, the undersigned have executed this power of attorney in the following capacities as of the 17 day of June, 1998.

             SIGNATURE                                   TITLE


 \s\ Albert W. Van Ness, Jr.                  Chairman of the Board, Chief
Albert W. Van Ness, Jr.                  Executive Officer and Chief Financial
                                                      Officer

 \s\ William T. Brannan                   Chief Operating Officer and Director
William T. Brannan

 \s\ William Beaury                                   Director
William Beaury

 \s\ Michael Brooks                                   Director
Michael Brooks

 \s\ Labe Leibowitz                                   Director
Labe Leibowitz

 \s\ Jon F. Hanson                                    Director
Jon F. Hanson

 \s\ Marilu Marshall                                  Director
Marilu Marshall

 \s\ Kenneth W. Tunnell                               Director
Kenneth W. Tunnell

 \s\ John S. Wehrle                                   Director
John S. Wehrle